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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2001

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STEINWAY MUSICAL INSTRUMENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
(For co-registrants, please see Table of Other Registrants on the following page)

DELAWARE	3931	35-1910745
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453   (781) 894-9770
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Dennis M. Hanson
Senior Executive Vice President, Chief Financial Officer, General Counsel and Secretary
800 South Street, Suite 305, Waltham, Massachusetts 02453   (781) 894-9770
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Neil J Wertlieb, Esq.
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor, Los Angeles, CA 90017 (213) 892-4000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

8 3/4% Senior Notes due 2011	$150,000,000	100%	$37,500

Subsidiary Guarantees of 8 3/4% Senior Notes due 2011	$150,000,000	None(2)	None(2)

(1)
In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value of the securities as of June 12, 2001.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the subsidiary guarantees.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF OTHER REGISTRANTS

Exact name of registrant as specified in its charter	State of incorporation or organization	I.R.S. Employer Identification No.	Primary standard industrial classification code number
The Selmer Company, Inc.	Delaware	95-4432228	3931
The Steinway Piano Company, Inc.	Delaware	35-2005936	3931
Steinway, Inc.	Delaware	04-2876343	3931
The O.S. Kelly Company	Ohio	31-0338290	3931
The O.S. Kelly Corporation	Delaware	52-1518334	3931
Boston Piano Company, Inc.	Massachusetts	04-3131509	3931
S&B Retail, Inc.	Delaware	22-3483527	3931
The SMI Trust	Massachusetts	04-6813091	3931
Emerson Musical Instruments, Inc.	Delaware	35-2003877	3931
United Musical Instruments Holdings, Inc.	Delaware	34-1940100	3931
United Musical Instruments USA, Inc.	Indiana	34-1446697	3931

c/o Steinway Musical Instruments, Inc.
800 South Street, Suite 305
Waltham, Massachusetts 02453
(781) 894-9770
(Address, including zip code, and telephone number, including area code, or each of the co-registrant's principal executive offices)

Dennis M. Hanson
Senior Executive Vice President, Chief Financial Officer, General Counsel and Secretary
800 South Street, Suite 305
Waltham, Massachusetts 02453
(781) 894-9770
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Neil J Wertlieb, Esq.
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, CA 90017
(213) 892-4000

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion June 12, 2001

$150,000,000

STEINWAY MUSICAL INSTRUMENTS, INC.

OFFER TO EXCHANGE
8 3/4% SENIOR NOTES DUE 2011
FOR ANY AND ALL OUTSTANDING 8 3/4% SENIOR NOTES DUE 2011

    This Prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange up to $150,000,000 aggregate principal amount of new 8 3/4% Senior Notes due 2011 (the "New Notes"), which will be freely transferable, for any and all outstanding 8 3/4% Senior Notes due 2011 issued in a private offering on April 19, 2001 (the "Old Notes" and together with the New Notes the "Notes"), which have certain transfer restrictions.

  •
  The exchange offer expires 5:00 p.m., New York City time, on            , 2001, unless extended.

  •
  The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

  •
  All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

  •
  The exchange of Old Notes for New Notes should not be a taxable event for United States Federal income tax purposes.

  •
  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

  •
  "Affiliates" of Steinway Musical Instruments, Inc. (within the meaning of the Securities Act of 1933) may not participate in the exchange offer.

  •
  All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution" beginning on page 75.

  •
  We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.

Our principal executive offices are located at
800 South Street, Suite 305
Waltham, Massachusetts 02453
Our telephone number is (781) 894-9770

The date of this prospectus is            , 2001

    You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this Prospectus is accurate as of the date on the front cover. The information we have filed and will file with the Securities and Exchange Commission that is incorporated by reference into this Prospectus is accurate as of the filing date of those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates and may change again.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices in New York, New York, and Chicago, Illinois. You may also read this information over the Internet at the SEC's Web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

    Our Definitive Proxy Statement on Schedule 14A dated April 4, 2001, Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and our Current Report on Form 8-K dated as of September 14, 2000, each of which has been filed with the SEC, are incorporated by reference in this Prospectus.

    All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to                , 2001, the date the exchange offer expires, or such later date as we may extend the expiration of the exchange offer, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be "incorporated by reference" herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained here (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    You may obtain copies of the information incorporated by reference into this Prospectus without charge upon oral or written request to: Steinway Musical Instruments, Inc.; Attention: Chief Financial Officer; 800 South Street, Suite 305; Waltham, Massachusetts 02453; Telephone: (781) 894-9770; or HTTP://WWW.STEINWAYMUSICAL.COM.

    To obtain timely delivery of any of this information, you must make your request at least five business days prior to the expiration of the exchange offer. The date by which you must make your request is                , 2001.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans" and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date of this Prospectus, we can give no assurance that these plans, intentions or expectations will be achieved or that they will not differ materially from actual results. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in this Prospectus or incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this Prospectus.

    Market data used throughout this Prospectus is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee, and have not independently verified, the accuracy and completeness of the information.

ii

PROSPECTUS SUMMARY

    This is only a summary and does not contain all of the information that is important to you. We urge you to read this entire Prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the related notes. Except as used in the "Description of Notes" section, and unless the context otherwise requires, "we," "us," "our" and similar terms, as well as references to the "Company," mean Steinway Musical Instruments, Inc. and all of its subsidiaries, collectively. All financial statistics for the fiscal year ending December 31, 2000 denoted "pro forma" are pro forma for the acquisition of United Musical Instruments, Inc. ("UMI") as if the acquisition had occurred on January 1, 2000.

The Company

    We are a world leader in the design, manufacture and marketing of high-quality musical instruments. We conduct our operations through our piano and band and orchestral operating divisions. Steinway, our piano division, founded in 1853, produces the highest quality piano in the world and has one of the most widely recognized and prestigious brand names. Our band and orchestral division is the largest domestic manufacturer of band and orchestral instruments and related accessories, including a complete line of brasswind, woodwind, percussion and stringed instruments. In September 2000, we completed the acquisition of UMI, a manufacturer of high-quality band and orchestral instruments, which significantly expanded our product offerings and increased our market share. With this acquisition, we now offer virtually every instrument found in the band and orchestra. For the year ended December 31, 2000, we generated pro forma net sales of $379.4 million and adjusted pro forma EBITDA (as defined herein) of $65.2 million.

Piano

    Steinway competes primarily in the high-end, grand piano segment of the market. Steinway also offers high-end vertical pianos as well as two mid-priced lines of grand and vertical pianos under the Boston and Essex brand names. For more than a century, the Steinway concert grand has been the piano of choice for most of the world's premier pianists. A survey of 30 of the world's major symphony orchestras demonstrated that 97% of piano soloists chose a Steinway grand piano during the 1999-2000 concert season. The Steinway artist roster currently includes over 1,200 of the world's finest pianists who perform exclusively on Steinway pianos. For the year ended December 31, 2000, our piano division generated net sales of $182.8 million and adjusted EBITDA of $36.2 million.

Band and Orchestral Instruments

    Our band and orchestral division produces musical instruments with highly regarded brand names that are widely recognized throughout the industry, including: Armstrong, Bach, C.G. Conn, Glaesel, King, Ludwig, Musser, Scherl & Roth, Selmer and William Lewis & Son. Selmer saxophones, Bach trumpets and trombones, C.G. Conn French horns and Ludwig snare drums are considered by many to be the finest instruments of their type. We enjoy a leading domestic market position in many of our product lines, including the largest market share in trumpets, clarinets, saxophones, oboes, trombones, French horns, sousaphones and bassoons. We estimate that sales to students, historically the largest segment of the band instrument market, accounted for approximately 85% of our band and orchestral division's pro forma net sales in 2000. During this period, beginner instruments accounted for 77% of our band and orchestral division's pro forma unit sales and 52% of its pro forma revenues, with advanced and professional instruments accounting for the remainder. For the year ended December 31, 2000, our band and orchestral division generated pro forma net sales of $196.6 million and adjusted pro forma EBITDA of $29.0 million.

The Musical Instrument Industry

    Piano.  According to the industry's leading publication, The Music Trades, the domestic acoustic grand piano market generated $450.5 million in retail sales in 2000, with a compounded annual growth rate of approximately 4.9% between 1996 and 2000. We believe this growth has been driven by a number of factors, including the increasing average age and affluence of the U.S. population and an increasing emphasis on music education.

    Band and Orchestral Instruments.  Demand for band and orchestral instruments has traditionally been more significantly impacted by factors such as demographic trends and school budgeting rather than by macroeconomic cycles. Historically, there has been a strong correlation between domestic band industry unit sales and the number of 11-year-old students in the United States. Since 1984, the industry has experienced steady growth, consistent with the increases in both student enrollment (grades K through 12) and school expenditures. The U.S. Department of Education projects that student enrollment will remain stable over the next 10 years.

Competitive Strengths

    Market Leadership.  We are one of the leading manufacturers of musical instruments, handcrafting high-quality instruments bearing brand names recognized around the world. Our products are used in virtually every major orchestra and by many of the world's most renowned musicians. The Steinway & Sons piano holds the leading position in the high end of the acoustic grand piano market, with a market share in excess of 80% worldwide. Similarly, our band and orchestral division enjoys a strong position in all of the markets in which it competes, with the number one market position in 13 of the 15 instrument categories it sells and greater than 50% market share in 9 of those 15 categories.

    Predictable and Stable Revenue Stream.  Revenues from our band and orchestral instrument division are highly predictable due to the strong correlation between unit sales and the number of 11-year-old students in the United States. Accordingly, by tracking birth rates, we can position ourselves to capitalize on a market that traditionally has been resistant to macroeconomic cycles. Although piano sales are less predictable than band and orchestral instrument sales, Steinway has developed a degree of predictability with regard to near-term revenues by establishing procedures for our domestic dealers to order pianos up to one year in advance. In addition, over the last several years we have enacted several initiatives to diversify and add to the stability of our revenue stream. We have increased our piano sales to institutional accounts and expanded our restoration services and piano parts businesses, which together account for approximately 28% of our piano revenue for the fiscal year ended December 31, 2000.

    High Barriers to Entry.  New entrants to the musical instrument industry are faced with a steep learning curve inherent in the production of musical instruments, significant capital requirements for tooling and other production requirements and lack of brand name recognition and effective distribution systems. We believe that our significant operating history and our highly-regarded brand names provide us with advantages over new competitive entrants.

    Proven Management Team with Significant Equity Ownership.  Our management team has an average of 22 years experience in the musical instrument industry and over 20 years with us. This experience and expertise have enabled us to establish and maintain long-term relationships with our customers and vendors. In addition, during the past five years, management has successfully integrated seven acquisitions. On an actual basis, from 1995 to 2000, current management increased net sales by 75% and adjusted EBITDA by 88%. Management currently owns approximately 14% of our outstanding equity.

Business Strategy

    Our goal is to continue to expand our position as one of the leading manufacturers of musical instruments by adhering to the disciplined principles of growth that have contributed to our success to date. To realize this goal, we intend to:

    Capitalize on Strong Demand for our Band and Orchestral Instruments.  We believe that domestic demand for band and orchestral instruments has increased significantly over the last few years as a result of positive demographic trends and a heightened overall interest in music. During the past two years, this division has been unable to manufacture enough instruments to satisfy the demand for its products and has recently made investments to expand capacity, including the hiring and training of additional personnel and the installation of state-of-the-art equipment.

    Maintain Steinway's Domestic Leadership Position.  We have increased Steinway's share of the domestic grand piano market by developing and implementing new initiatives to improve marketing and sales techniques. We have redesigned dealer-training programs and have developed customized marketing campaigns for all dealers. In order to monitor our continued progress, we periodically review each market, rate its size and demographic potential and create plans to improve performance in those markets that are underperforming.

    Exploit International Opportunities.  We are exploring expansion opportunities for Steinway beyond its traditional markets of North America and Western Europe by applying internationally our highly effective operating, marketing and sales techniques developed domestically. We believe that one of the most attractive opportunities for Steinway lies in its continued expansion into the Asian piano markets, particularly Japan, Korea and China, three of the largest piano markets in the world. In China, within the last decade, we have increased our sales from virtually nothing to 140 pianos in 2000. In Japan, we have aggressively increased our dealer base and have experienced recent success with sales increasing 20% over the last year. With respect to our band and orchestral division, we believe that the European market presents significant opportunities for growth, particularly in the professional segment.

    Continue to Diversify Our Piano Revenue Base.  We have diversified our piano revenue base in several ways.

      Institutional Sales:  The institutional segment of the U.S. piano market, which includes music schools, conservatories and universities, has, in our opinion, been the piano industry's most stable and predictable customer base. Our institutional sales for the year ended December 31, 2000 represented 13% of our domestic piano unit sales.

      Retail Sales:  Over the past several years, we have developed our higher margin retail sales business. We operate retail showrooms in New York City (the renowned Steinway Hall), Paramus (New Jersey), London and three cities in Germany. In addition, we have actively promoted and developed weekend events to offer a large selection directly to consumers in areas where there is not a large Steinway showroom.

      Product Base:  In 1992, Steinway introduced the Boston piano, a line of grand and vertical pianos designed by Steinway and produced by an Asian manufacturer, to provide Steinway dealers with pianos priced in the high end of the mid-priced piano market. Sales of Boston pianos generated net sales of $37.8 million in 2000. In 2001, we introduced the Essex line of pianos, which is priced below our Boston line to further increase our product offerings in the piano market.

      Player Systems:  In 1996, Steinway began offering pianos with automated player systems manufactured by third parties. These computerized systems enable the piano to play itself, which we believe has expanded Steinway's potential customer base. During 2000, 24% of grand pianos sold domestically in the industry were sold with player systems. We believe that player systems will help increase our overall piano sales.

      Piano Restoration:  Due to the durability and timeless design of the Steinway piano and budget limitations of many consumers, a large domestic market exists for used Steinway pianos. In 1995, we began to expand our restoration services to provide factory refurbished and certified pre-owned pianos. We believe we now have the world's largest piano restoration business. From 1996 to 2000, domestic restoration services and piano parts revenues increased from $3.8 million to $5.7 million, or approximately 48%.

The Refinancing

    We used a portion of the net proceeds from the offering of the Old Notes to redeem in full our existing 11% Senior Subordinated Notes due 2005. Immediately following the closing of the offering of the Old Notes, we deposited with the trustee for the senior subordinated notes an amount sufficient to redeem those notes on or as soon as possible after June 1, 2001. In order to complete the redemption of the senior subordinated notes, we sent notice to the holders of those notes immediately upon the closing of the offering regarding our intention to redeem their notes and simultaneously instructed the trustee for the senior subordinated notes to make the redemption payment to the holders on June 1, 2001.

    We used the remaining portion of the proceeds from the offering of the Old Notes, approximately $26.3 million, to pay down the revolving portion of our bank credit facility (the "Credit Facility"). As of December 31, 2000, we had approximately $109.1 million outstanding under our Credit Facility.

    The redemption of our senior subordinated notes and the repayment of a portion of our Credit Facility with the proceeds from the offering of the Old Notes are referred to in this Prospectus as the "Refinancing."

The Exchange Offer

    We sold $150 million of our 8 3/4% Senior Notes due 2011 to the initial purchaser on April 19, 2001. The initial purchaser resold those notes in reliance on Rule 144A, Regulation S and other exemptions under the Securities Act of 1933.

    We entered into a registration rights agreement with the initial purchaser on April 19, 2001 in which we agreed, among other things, to:

  •
  file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or prior to June 18, 2001;

  •
  deliver to you this Prospectus;

  •
  cause the registration statement, which includes this Prospectus, to become effective on or prior to September 16, 2001;

  •
  complete the exchange offer within 30 business days after the registration statement becomes effective.

    You are entitled to exchange your Old Notes for new registered 8 3/4% Senior Notes due 2011 with substantially identical terms as the Old Notes, except for transfer restrictions and registration rights. If we do not complete the exchange offer on or before 30 business days after the registration statement becomes effective, then you will be paid liquidated damages in the amount as set forth in the discussion under the heading "The Exchange Offer."

    We believe that you may resell the New Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the conditions described under "The Exchange Offer." You should read that section for further information regarding the exchange offer.

Terms of the Exchange Offer

    The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act. Therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

The Exchange Offer	We are offering to exchange an aggregate of $150,000,000 principal amount of New Notes for $150,000,000 of Old Notes. Old Notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an Old Note must be properly tendered and accepted. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged for New Notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $150,000,000 principal amount of Old Notes outstanding and no New Notes outstanding. We will issue New Notes promptly after the expiration of the exchange offer. See "The Exchange Offer."
Issuance of the Old Notes; Registration Rights
The Old Notes were issued and sold in a private offering to UBS Warburg LLC, as the initial purchaser, on April 19, 2001. In connection with that sale, we executed and delivered the Registration Rights Agreement for the benefit of the noteholders. In the Registration Rights Agreement, we agreed to either:
•
commence an exchange offer under which the New Notes, registered under the Securities Act with terms substantially identical to those of the Old Notes, will be exchanged for the Old Notes pursuant to an effective registration statement; or
• cause the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement.
If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay certain liquidated damages that will be payable twice yearly. See "The Exchange Offer."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2001, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.
Conditions to the Exchange Offer
We are not required to consummate the exchange offer if there is any pending or threatened action or proceeding or proposed or effective legislation or other law or rule that would make the exchange offer illegal, cause us to have to pay damages as a result of the exchange offer or delay or otherwise make it inadvisable to consummate the exchange offer. See "The Exchange Offer—Certain Conditions to the Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old Notes
If you want to tender your Old Notes in the exchange offer, you must complete and sign a letter of transmittal and send it, together with the Old Notes or a notice of guaranteed delivery and any other required documents, to Firstar Bank, N.A., as exchange agent, in compliance with the procedures for guaranteed delivery contained in the letter of transmittal. The letter of transmittal must be sent to the exchange agent prior to 5:00 p.m. on the expiration date of the exchange offer. If your Old Notes are registered in the name of a nominee and you wish to tender your Old Notes in the exchange offer, you should instruct your nominee to promptly tender your Old Notes on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your Old Notes and:
• your Old Notes are not immediately available; or
• you cannot deliver your Old Notes or any of the other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on a timely basis;
you may tender your Old Notes according to the guaranteed delivery procedures detailed in the letter of transmittal. See "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time prior to the expiration date of the exchange offer. See "The Exchange Offer—Withdrawal Rights."
Acceptance of the Old Notes and Delivery of the New Notes
We will accept for exchange any and all Old Notes which you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the New Notes promptly following the expiration date of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."
Resales of the New Notes
We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties, that you may offer to sell, sell or otherwise transfer the New Notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; and
• you acquire the New Notes in the ordinary course of business and you have no arrangement or understanding with any person to participate in the distribution of the New Notes.

If you are a broker-dealer and you receive New Notes for your own account in exchange for Old Notes, you must acknowledge that you will deliver a prospectus if you decide to resell your New Notes. See "Plan of Distribution."
Consequences of Failure to Exchange
If you do not exchange your Old Notes for the New Notes pursuant to the exchange offer you will still be subject to the restrictions on transfer of your Old Notes as contained in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.
Certain U.S. Federal Income Tax Considerations	The exchange of Notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.
Registration Rights Agreement	The exchange offer is intended to satisfy your registration rights under the Registration Rights Agreement. Those rights will terminate upon completion of the exchange offer.
Use of Proceeds
We will not receive any proceeds from the issuance of New Notes pursuant to the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this Prospectus, we will receive, retire and cancel the Old Notes. See "Use of Proceeds."
Exchange Agent	Firstar Bank, N.A. is the exchange agent for the exchange offer.

Terms of the New Notes

    The summary below describes the principal terms of the Notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this Prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	Steinway Musical Instruments, Inc. 800 South Street, Suite 305 Waltham, Massachusetts 02453 (781) 894-4778
Notes Offered	$150.0 million aggregate principal amount of 8 3/4% Senior Notes due 2011 (the "Notes").
Maturity	April 15, 2011
Interest Payments	The Notes will bear interest at the rate of 8.75% per year, payable semi-annually, in arrears, on April 15 and October 15 of each year, commencing on October 15, 2001.
Optional Redemption
We may redeem the Notes, in whole or in part, on or after April 15, 2006 at the redemption prices set forth in this Prospectus.

In addition, prior to April 15, 2004, we may redeem up to 35% of the Notes with the net cash proceeds of one or more public equity offerings if at least 65% of the aggregate principal amount of the Notes remain outstanding. See "Description of the Notes—Optional Redemption" for more information.
Subsidiary Guarantees
Substantially all of our present domestic subsidiaries (the "Guarantors") guarantee (the "Guarantees") on a senior basis our obligations under the Notes. The assets of our subsidiaries that will not guarantee our obligations under the Notes constituted 16.7% of our consolidated assets as of December 31, 2000.
Change of Control	Upon a change of control, you may require us to repurchase all or a portion of your Notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any.
Ranking
The Notes are our general unsecured obligations, ranking senior in right of payment to our subordinated debt and equal in right of payment to our unsubordinated debt. The Notes effectively are subordinated to all of our secured debt, to the extent of the security, and to all liabilities of our subsidiaries that are not Guarantors. As of December 31, 2000, on a pro forma basis after giving effect to the offering of the Notes and the application of the net proceeds towards the redemption of our 11% Senior Subordinated Notes due 2005 and repayment of a portion of our outstanding indebtedness under our Credit Facility, we and our subsidiaries would have had approximately $80.9 million of debt that would effectively rank senior to the Notes. The indenture governing the Notes (the "Indenture") allows us to incur additional debt, including secured debt.

Certain Covenants	The Indenture contains covenants that will limit our and our subsidiaries' ability to, among other things:
	•	Pay dividends, redeem capital stock and make other restricted payments and investments;
	•	Incur additional debt or issue preferred stock;
	•	Allow the imposition of dividend or other distribution restrictions on our subsidiaries;
	•	Create liens on assets;
	•	Engage in transactions with affiliates; and
	•	Merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.
All of these limitations are subject to important exceptions and qualifications described under "Description of the Notes—Certain Covenants."

Risk Factors

    You should carefully consider the matters set forth in this Prospectus under the heading "Risk Factors" before investing in the Notes.

Summary Pro Forma and Historical Financial Data

    The following presents our summary unaudited pro forma condensed consolidated financial data and our summary historical financial data. You should read the information set forth below in conjunction with other sections of this Prospectus, including "Selected Historical Financial Data," Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes, as well as our consolidated financial statements and related notes and the management's discussion and analysis of results of operations and financial condition which can be found in publicly available documents, including those incorporated by reference.

    For purposes of this Prospectus, EBITDA represents earnings before depreciation and amortization, net interest expense and income tax expense (benefit), adjusted to exclude non-recurring charges. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements which we believe certain investors find useful. EBITDA is not necessarily a measure of our ability to fund our cash needs.

Unaudited Pro Forma Condensed Consolidated Financial Data

    The following summary unaudited pro forma condensed consolidated financial data have been derived from our Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included in this Prospectus. The following data give effect to the acquisition of UMI and the Refinancing as if they had occurred as of January 1, 2000 for purposes of the pro forma income statement data and other financial data, and as of March 31, 2001 for purposes of the pro forma balance sheet data. The unaudited pro forma condensed consolidated financial data do not purport to present our actual financial position or results of operations had the acquisition of UMI and the Refinancing actually occurred on the dates specified, nor are they necessarily indicative of our results of operations for any future period.

	Year Ended December 31, 2000		Three Months Ended March 31, 2001
	(dollars in thousands)		(dollars in thousands)
Income Statement Data:
Net sales	$379,369		$101,581
Gross profit	120,450		31,709
Income from operations	47,787		13,135
Income before extraordinary item	18,756		5,443
Ratios and Other Financial Data:
EBITDA	$65,223		$16,760
Interest expense, net	18,488		4,202
Depreciation and amortization	13,946		3,460
Capital expenditures	8,364		1,428
EBITDA/interest expense, net	3.5	x	4.0	x
Total debt/EBITDA	3.5		14.1
Margins:
Gross profit	31.8%		31.2%
EBITDA	17.2		16.5

As Adjusted As of March 31, 2001
(dollars in thousands)
Balance Sheet Data:
Cash	$5,583
Current assets	277,982
Tangible assets	382,851
Total assets	432,520
Current liabilities	56,738
Total debt	236,221
Stockholders' equity	112,533

Historical Financial Data

    The following summary historical financial data for the years ended December 31, 1997 through 2000 have been derived from our audited consolidated financial statements and related notes incorporated by reference into this Prospectus. The summary historical financial data for the three months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited condensed consolidated financial statements and related notes also incorporated by reference into this Prospectus. The financial results for the year ended December 31, 2000 include the results of UMI from the date of acquisition, September 15, 2000.

									Three Months Ended
	Year Ended December 31,
									April 1 2000		March 31 2001
	1997		1998		1999		2000
	(dollars in thousands)
Income Statement Data:
Net sales	$277,848		$293,251		$304,636		$331,698		$87,775		$101,581
Gross profit	93,281		98,479		100,748		104,958		26,604		31,709
Income from operations	38,249		41,813		41,140		41,689		11,967		13,072
Ratios and Other Financial Data:
EBITDA	50,175		54,072		54,822		57,352		15,071		16,760
Cash flows from:
Operating activities	13,835		14,227		15,372		13,265		6,132		(3,753)
Investing activities	(8,968)		(5,289)		(39,312)		(93,798)		(4,186)		(1,315)
Financing activities	(3,440)		(1,718)		16,304		80,584		1,685		5,647
Interest expense, net	12,776		11,911		13,276		16,110		3,365		4,537
Depreciation and amortization	10,581		10,630		11,618		12,342		2,949		3,523
Capital expenditures(1).	5,634		6,264		5,399		7,890		2,109		1,428
Ratio of earnings to fixed charges.	2.7	x	3.1	x	2.8	x	2.4	x	3.1	x	2.5	x
Margins:
Gross profit	33.6%		33.6%		33.1%		31.6%		30.3%		31.2%
EBITDA	18.1		18.4		18.0		17.3		17.2		16.5

At March 31, 2001
(dollars in thousands)
Balance Sheet Data:
Cash	$5,583
Current assets	277,982
Total assets	430,939
Current liabilities	59,056
Total debt	228,696
Stockholders' equity	116,159

(1)
Capital expenditures in 1999 exclude $30.8 million related to the acquisition of Steinway Hall.

RISK FACTORS

    Before you invest in the Notes, you should carefully consider the following risk factors in addition to the other information contained in or incorporated into this Prospectus.

Risks Related to Our Business

Economic downturns and changes in consumer preferences could adversely affect our business

    Sales of musical instruments are dependent in part upon discretionary consumer spending, which may be affected by general economic conditions. Sales are also dependent upon the continued interest of school-aged children in playing musical instruments. Any decrease in consumer spending or reduction in school-aged children's interest in music could result in decreased sales, which could adversely affect our business and operating results. For example, Steinway, which represented approximately 48% of our pro forma net sales for the year ended December 31, 2000, sells a relatively small number of Steinway & Sons grand pianos each year (3,647 in 2000). Accordingly, even a slight decrease in the number of pianos being sold could adversely affect our profitability.

Our foreign operations are exposed to risks associated with foreign regulations, exchange rate fluctuations, trade restrictions and political, economic and social instability

    We manufacture, market and distribute our products worldwide. As a result, we are subject to the risks normally associated with foreign operations. For example, foreign regulations may limit our ability to produce and sell some of our products or repatriate profits to the United States. In addition, a foreign government may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. Our operations may also be negatively impacted by political, economic and social instability in foreign countries in which we operate. We are also exposed to risks associated with foreign currency fluctuations. A strengthening of the U.S. dollar, the Japanese yen or the Euro relative to each other or other foreign currencies could have a negative impact on us. Although we engage in transactions to protect against risks associated with foreign currency fluctuations, we cannot be sure that these fluctuations will not have an adverse effect on us. Sales outside the United States accounted for approximately 25% of our pro forma net sales for the year ended December 31, 2000.

Our operations may subject us to liabilities for environmental matters, the costs of which could be material

    Our manufacturing operations involve the use, handling, storage, treatment and disposal of materials and waste products that may be toxic or hazardous. Consequently, we are subject to numerous federal, state and local environmental laws and regulations, specifically, those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Many environmental laws impose strict, retroactive, joint and several liability broadly upon owners and operators of properties, including with respect to environmental matters that occurred prior to the time the party became an owner or operator.

    We operate manufacturing facilities at locations where hazardous substances (including chlorinated solvents) are used. We believe that the former operator of one of our leased manufacturing facilities in Elkhart, Indiana may have released hazardous substances at that location. Although we have a contractual indemnity from stockholders of the former operator, we cannot assure you that the stockholders will make any required payments pursuant to the indemnity or that we will not be required to incur expenses in connection with the release.

    We are also party to an environmental indemnity agreement with Philips Electronics North America Corporation, which terminates on December 29, 2008. The agreement relates to activities of

Philips at our manufacturing facilities located in Indiana, North Carolina and Illinois occurring prior to December 29, 1988. The agreement covers certain currently pending matters. Although Philips is required to make certain payments pursuant to the terms of the agreement, we cannot assure you that they will continue to do so or that we will not be liable for any environmental costs relating to the matters covered by the agreement. To date, Philips has fully performed its obligations under the environmental indemnity agreement.

We may be unable to successfully integrate acquisitions of related companies into our business

    We have historically acquired other businesses whose operations or product lines complement our existing business, including UMI in September 2000. The acquisition of UMI will require further integration of its products, business and operations. Additionally, we may be unable to successfully assimilate the personnel and customers of UMI and achieve the anticipated synergies from the acquisition. Delays or unanticipated costs in meeting these challenges, or failure to do so, could have a material adverse effect on our results of operations.

We could be subject to work stoppages or other business interruptions as a result of our unionized work force

    A significant portion of our hourly employees is represented by various union locals and covered by collective bargaining agreements. These agreements contain various expiration dates and must be renegotiated upon expiration. Collective bargaining agreements covering these employees expire at various dates starting in 2001 through 2003. If we are unable to negotiate any of our collective bargaining agreements on satisfactory terms prior to expiration, we could experience disruptions in our operations. Our most recent work stoppage occurred at one of our band and orchestral manufacturing plants in 1994 and lasted for ten days. Any future prolonged work stoppage or delay in renegotiating collective bargaining agreements could have a material adverse effect on our operations.

We operate in competitive markets

    Our success depends upon our ability to maintain our share of the musical instrument market by providing the best instruments at prices equal to or below our competitors providing instruments of comparable quality. Increased competition could lead to price reductions, fewer large sales to institutions, reduced operating margins and loss of market share. Steinway competes with companies such as C. Bechstein, Baldwin, Bösendorfer, Fazioli Pianoforti SLR, Kawai and Yamaha, which also produce and market pianos at the higher end of the market. Because of the potential savings associated with buying a used instrument, as well as the durability of the Steinway piano, a relatively large market exists for used Steinway pianos. It is difficult to estimate the significance of used piano sales, because most are conducted in the private aftermarket. However, we believe that used Steinway pianos provide the most significant competition in the high-end piano market. Our band and orchestral division competes with a number of domestic and foreign manufacturers of musical instruments, including Leblanc and Yamaha. Any of our competitors may concentrate their resources upon efforts to compete in our markets. In addition, foreign musical instrument manufacturers have made significant strides in recent years to improve their product quality. They now offer a broad range of quality products at highly competitive prices and represent a significant competitive challenge for us. Our failure to compete effectively could have a negative impact on our results of operations.

Because we have a limited number of facilities, any loss of use of any of our manufacturing facilities could adversely affect our operations

    Our operations with respect to specific products are concentrated in a limited number of manufacturing facilities. Because we are heavily dependent on each of these facilities, our operations would be adversely affected if we experienced a disruption in business at any particular facility for a prolonged period of time because we would not have adequate substitute facilities available to us.

We may not be able to protect our proprietary information

    We rely in part on patent, trade secret, unfair competition, trade dress and trademark laws to protect our rights to aspects of our business and products, including product designs, proprietary manufacturing processes and technologies. The laws of many foreign countries do not protect proprietary rights to the same extent as laws in the United States. In addition, although we may have rights to a particular trademark in a given country, we may not have similar rights to that trademark in other countries.

Messrs. Kirkland and Messina exercise significant control over us, which could adversely affect you

    Messrs. Kirkland and Messina hold in the aggregate 100% of our Class A common stock, representing approximately 85% of the voting power of our company's capital stock. So long as Messrs. Kirkland and Messina continue to hold a majority of the voting power, they will be able, acting together, to exercise a controlling influence over our company, including with respect to the composition of our board of directors and, through it, the direction and policies of our company.

Risks Related to the Notes

Our substantial amount of debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes

    We have a substantial amount of debt. At December 31, 2000, on a pro forma basis assuming we had completed the Refinancing as of that date, our total debt would have been approximately $230.9 million, and our stockholders' equity would have been approximately $109.5 million.

    Our substantial amount of debt may have important consequences for us. For example, it may:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing to fund working capital, capital expenditures and other general corporate requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  make it difficult for us to meet our debt service requirements if we experience a substantial decrease in our net operating cash flows or an increase in our expenses.

See "Description of Notes."

The rights of holders of the Notes to receive payments on the Notes will be effectively junior to the rights of holders of our secured debt, to the extent of the security, and to all liabilities of our non-guarantor subsidiaries

    The rights of holders of the Notes effectively rank junior to the rights of the holders of all of our secured debt to the extent of the value of the assets securing that debt, which will include the net cash proceeds of this offering until consummation of the redemption of our existing 11% Senior Subordinated Notes due 2005. The Indenture permits us and our subsidiaries to incur additional secured and other debt. Indebtedness outstanding under our Credit Facility is secured and is therefore effectively senior to the Notes. After the Refinancing, our Credit Facility permits us to borrow up to $151 million based on our working capital. As adjusted for the Refinancing, we would have had approximately $76.6 million outstanding under our Credit Facility as of December 31, 2000. If new debt is added to our and our subsidiaries' current debt levels, the substantial leverage risks that we and they now face would be intensified.

    In addition, the Notes effectively rank junior to all liabilities of our subsidiaries that are not Guarantors. Our rights and the rights of our creditors, including holders of the Notes, to participate in the assets of any of our non-guarantor subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. At December 31, 2000, our subsidiaries that will not be Guarantors had approximately $41.2 million of outstanding liabilities and had assets constituting 16.7% of our consolidated assets.

To make payments on our debt, we will require a significant amount of cash; our ability to generate cash depends on many factors beyond our control

    Our ability to make payments on our debt, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest and principal on our debt, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Our ability to repay the Notes and our other debt depends on cash flow from our subsidiaries

    We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we depend on distributions or other inter-company transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the Notes. Our non-guarantor subsidiaries are not obligated to make funds available to us for payment on the Notes. We cannot assure you that the operating results of our subsidiaries will be sufficient to enable us to make payments on the Notes.

The covenants in the Notes and in our Credit Facility limit our discretion with respect to certain business matters

    The Notes and our Credit Facility contain numerous financial and operating covenants that will restrict our ability to, among other things:

  •
  pay dividends, redeem capital stock and make other restricted payments and investments;

  •
  incur additional debt or issue preferred stock;

  •
  allow the imposition of dividend or other distribution restrictions on our subsidiaries;

  •
  create liens on our assets;

  •
  engage in transactions with affiliates; and

  •
  merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.

    Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Failure to comply with these covenants could result in a default under the Notes and/or the Credit Facility, causing all amounts thereunder to become due and payable. In addition, the terms of the Credit Facility contain financial ratios and maintenance tests that we are required to meet.

Federal and state fraudulent transfer law allows courts, under specific circumstances, to avoid guarantees and require noteholders to return payments from guarantors

    Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, if one of the Guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or otherwise encounters financial difficulty, a court could avoid, or cancel, its Guarantee or subordinate claims under the Guarantee to all other debts of that Guarantor. A court could do so if the Guarantor, when it entered into its Guarantee (or, in some states, when payments became due thereunder), received less than reasonably equivalent value or fair consideration for its Guarantee and either:

  •
  was insolvent or rendered insolvent by reason of its Guarantee,

  •
  was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or

  •
  intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay them as they matured.

    Regardless of the factors identified above, a court could avoid a Guarantee if it found that the Guarantor issued the Guarantee with actual intent to hinder, delay or defraud its creditors. If a court avoided a Guarantee, it could order holders of Notes to return any payment by that Guarantor to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

    A court would likely find that a Guarantor received less than reasonably equivalent value or fair consideration for its Guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Notes. If a court were to avoid a Guarantee of any Guarantor, holders of Notes would retain their rights against us and the other Guarantors, although those entities' assets might be insufficient to pay the Notes in full.

    In addition, our obligations under the Notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Notes (or, in some jurisdictions, when we became obligated to make payments thereunder), the factors set forth above applied to us, a court could avoid the Notes and our obligations thereunder and direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors. A court could find that we received less than reasonably equivalent value or fair consideration for our obligations under the Notes to the extent we use the proceeds to redeem our senior subordinated notes.

    The measures of insolvency for these purposes will vary depending upon the law applied in any fraudulent transfer proceeding. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets; or

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the Indenture

    Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount. It is possible that we will not have sufficient funds at the time of the change of control to repurchase the Notes or that restrictions in our other debt agreements will not allow the repurchases. If we are unable to repurchase the Notes upon a change of control, we would be in default under the Indenture, which could cause acceleration of our other debt. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our debt, would not necessarily constitute a "Change of Control" under the Indenture. See "Description of Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder Upon a Change of Control."

USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive outstanding Old Notes in like original principal amount at maturity. All Old Notes received in the exchange offer will be cancelled. The net proceeds from the sale of the Old Notes, after deducting estimated expenses and commissions, were approximately $145.5 million. We used approximately $119.2 million (which included the call premium and interest due in May) to redeem our 11% Senior Subordinated Notes due 2005 on June 1, 2001. We used the remaining proceeds of approximately $26.3 million to repay a portion of the amount outstanding under our credit facility.

CAPITALIZATION

    The following table sets forth our cash and capitalization at March 31, 2001 on an actual basis and as adjusted for the Refinancing. You should read this table in conjunction with our consolidated financial statements and the related notes, as well as the management's discussion and analysis of results of operations and financial condition, which can be found in publicly available documents, including those incorporated by reference herein.

	At March 31, 2001
	Actual	As Adjusted
	(dollars in thousands)
Cash	$5,583	$5,583

Long-term debt (including current portion):
Credit Facility	$114,167	$81,692
8 3/4% Senior Notes due 2011	—	150,000
11% Senior Subordinated Notes due 2005	110,000	—
Foreign loans	4,529	4,529

Total long-term debt	228,696	236,221

Stockholders' equity	116,159	112,533

Total capitalization	$344,855	$348,754

Unaudited Pro Forma Condensed Consolidated Financial Statements

    The following unaudited pro forma condensed consolidated balance sheet gives effect to the consummation of the Refinancing as if it had occurred on March 31, 2001. The following unaudited pro forma condensed consolidated income statements give effect to the consummation of the Refinancing and the acquisition of UMI as if each had occurred as of January 1, 2000. The unaudited pro forma condensed consolidated financial statements and notes thereto do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. You should read the unaudited pro forma condensed consolidated balance sheet and pro forma condensed consolidated income statement and accompanying notes in conjunction with our consolidated financial statements and the related notes thereto and other financial information pertaining to us including " Discussion and Analysis of Financial Condition and Results of Operations," all of which can be found in publicly available documents, including those incorporated by reference herein.

    As a result of the Refinancing, we expect to record an extraordinary loss of $4.1 million, net of tax, effective as of closing of the Refinancing. This loss is not reflected in the unaudited pro forma condensed consolidated income statement.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of March 31, 2001
	Actual	Adjustments			As Adjusted
	(dollars in thousands)
ASSETS
Current assets:
Cash	$5,583	$			$5,583
Accounts, notes and leases receivable, net	100,656				100,656
Inventories	164,801				164,801
Prepaid expenses and other current assets	2,971				2,971
Deferred tax assets	3,971				3,971

Total current assets	277,982				277,982
Property, plant and equipment, net	104,869				104,869
Deferred financing costs, net	7,073		1,581	(1)	8,654
Other assets, net	12,603				12,603
Cost in excess of fair value of net assets acquired, net	28,412				28,412

TOTAL ASSETS	$430,939		$1,581		$432,520

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$10,129	$			$10,129
Accounts payable	9,230				9,230
Other current liabilities	39,697		(2,318	)(2)	37,379

Total current liabilities	59,056		(2,318)		56,738
Long-term debt	218,567		7,525	(3)	226,092
Deferred tax liabilities	25,473				25,473
Other liabilities	11,684				11,684

Total liabilities	314,780		5,207		319,987
Stockholders' equity:
Common stock	9				9
Additional paid-in capital	71,724				71,724
Retained earnings	70,592		(3,626	)(2)	66,966
Accumulated other comprehensive income	(12,214)				(12,214)
Treasury stock	(13,952)				(13,952)

Total stockholders' equity	116,159		(3,626)		112,533

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$430,939		$1,581		$432,520

Unaudited Pro Forma Condensed Consolidated Income Statements

Year Ended December 31, 2000

	Actual For the Year Ended 12/31/00	UMI 1/1/00-9/14//00	Pro Forma Adjustments			Pro Forma For the Year Ended 12/31/00	Refinancing Adjustments			Adjusted Pro Forma For the Year Ended 12/31/00
	(dollars in thousands)
Net sales	$331,698	$47,671	$			$379,369	$			$379,369
Cost of sales	226,740	32,039		140	(4)	258,919				258,919

Gross Profit	104,958	15,632		(140)		120,450				120,450
Operating Expenses:
Sales and marketing	37,342	6,294				43,636				43,636
General and administrative	19,694	2,934		(377)	(5)	22,251				22,251
Amortization	3,856			601	(5)	4,457		(253)	(8)	4,204
Non-recurring charges	1,490					1,490				1,490
Other operating expense	887	195				1,082				1,082

Total operating expenses	63,269	9,423		224		72,916		(253)		72,663

Income from operations	41,689	6,209		(364)		47,534		253		47,787
Other (income) expense:
Other income, net	(1,825)	963		(1,138)	(5)	(2,000)				(2,000)
Interest income	(1,291)	(911)				(2,202)				(2,202)
Interest expense	17,401	3,128		1,822	(6)	22,351		(1,661)	(9)	20,690

Other expense, net	14,285	3,180		684		18,149		(1,661)		16,488

Income before income taxes	27,404	3,029		(1,048)		29,385		1,914		31,299
Provision for income taxes	10,500	1,706		(409)	(7)	11,797		746	(7)	12,543

Income before extraordinary item	$16,904	$1,323		$(639)		$17,588		$1,168		$18,756

Other Data:
EBITDA	$57,352	$6,312		$1,559		$65,223		$—		$65,223

Unaudited Pro Forma Condensed Consolidated Income Statements

Three Months Ended March 31, 2001

	Actual For the Three Months Ended March 31, 2001	Refinancing Adjustments			Adjusted Pro Forma for the Three Months Ended March 31, 2001
	(dollars in thousands)
Net sales	$101,581	$			$101,581
Cost of Sales	69,872				69,872

Gross profit	31,709				31,709
Operating expenses:
Sales and marketing	11,769				11,769
General and administration	5,631				5,631
Amortization	1,115		(63	)(8)	1,052
Other operating expense	122				122

Total operating expenses	18,637		(63)		18,574

Income from operations	13,072		63		13,135

Other (income) expense:
Other income, net	(165)				(165)
Interest income	(550)				(550)
Interest expense	5,087		(335	)(9)	4,752

Other expense, net	4,372		(335)		4,037

Income before income taxes	8,700		398		9,098
Provision for income taxes	3,500		155	(7)	3,655

Net income	$5,200		$243		$5,443

Other Data:
EBITDA	$16,760		—		$16,760

Notes to the Pro Forma Condensed Consolidated Financial Statements

(1)
Reflects the write-off of the unamortized deferred financing fees ($2.9 million) associated with the redemption of the senior subordinated notes and the addition of deferred financing fees ($4.5 million) associated with the issuance of the Notes.

(2)
Reflects the redemption premium ($3.0 million) and the write off of deferred financing fees ($2.9 million) associated with the redemption of the senior subordinated notes, net of tax benefit ($2.3 million).

(3)
Reflects the repayment of a portion of the Credit Facility ($32.5 million), the redemption of the senior subordinated notes ($110.0 million) and the issuance of the Notes ($150.0 million).

(4)
Reflects an increase in cost of sales ($184,000) from the additional depreciation of buildings and equipment and a decrease in cost of sales ($44,000) from the impact of purchase accounting on the LIFO reserve provided on UMI inventories.

(5)
Reflects the elimination of costs of UMI ($377,000) related to payments to the previous owners for management fees which did not continue after the acquisition, the addition of annual amortization expense ($601,000) and the elimination of a loss on UMI's Austrian operations ($1.1 million) which were shut down in connection with the acquisition.

(6)
Reflects additional interest expense on borrowings to fund the acquisition of UMI ($1.8 million).

(7)
Reflects the tax effect of the adjustments at 39%.

(8)
Reflects an increase in the amortization of deferred financing fees ($450,000 in 2000 and $113,000 in 2001) as a result of the issuance of the Notes and the write-off of the amortization of deferred financing fees ($703,000 in 2000 and $176,000 in 2001) associated with the senior subordinated notes to be redeemed.

(9)
Reflects the elimination of interest expense on the portion of the Credit Facility that was repaid ($2.7 million in 2000 and $600,000 in 2001), the elimination of interest expense ($12.1 million in 2000 and $3.0 million in 2001) on the senior subordinated notes which was redeemed and the addition of interest expense ($13.1 million in 2000 and $3.3 million in 2001) on the Notes.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data for the years ended December 31, 1998 through 2000 and as of December 31, 1999 and 2000 have been derived from our audited consolidated financial statements and related notes incorporated by reference into this Prospectus. The selected consolidated financial data for the years ended December 31, 1995, 1996 and 1997 and as of December 31, 1995, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements that are neither included in nor incorporated by reference into this Prospectus. The summary historical financial data for the three months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited condensed consolidated financial statements and related notes incorporated by reference into this Prospectus. The selected consolidated financial data for the year ended December 31, 2000 includes the results of UMI from the date of the acquisition on September 15, 2000. You should read the information set forth below in conjunction with our consolidated financial statements and related notes, as well as the management's discussion and analysis of results of operations and financial condition, which can be found in publicly available documents, including those incorporated by reference.

													Three Months Ended
	Year ended December 31,
													April 1 2000		March 31 2001
	1995		1996		1997		1998		1999		2000
	(dollars in thousands)
Income Statement Data:
Net sales	$189,805		$257,903		$277,848		$293,251		$304,636		$331,698		$87,775		$101,581
Gross profit(1)	50,218		84,235		93,281		98,479		100,748		104,958		26,604		31,709
Income from operations	13,202		33,124		38,249		41,813		41,140		41,689		11,967		13,072
Income (loss) before extraordinary item	(2,074)		7,421		13,700		16,651		17,345		16,904		5,207		5,200
Ratios and Other Financial Data:
EBITDA(1)	30,479		44,520		50,175		54,072		54,822		57,352		15,071		16,760
Cash flows from:
Operating activities	6,663		5,927		13,835		14,227		15,372		13,265		6,132		(3,753)
Investing activities	(107,702)		(5,039)		(8,968)		(5,289)		(39,312)		(93,798)		(4,186)		(1,315)
Financing activities	104,365		(865)		(3,440)		(1,718)		16,304		80,584		1,685		5,647
Capital expenditures(2)	3,162		5,199		5,634		6,264		5,399		7,890		2,109		1,428
Ratio of earnings (deficit) to fixed charges	(1.9	x)	1.8	x	2.7	x	3.1	x	2.8	x	2.4	x	3.1	x	2.5	x
Margins:
Gross profit(1)	31.5%		32.7%		33.6%		33.6%		33.1%		31.6%		30.3%		31.2%
EBITDA(1)	16.1		17.3		18.1		18.4		18.0		17.3		17.2		16.5
Balance Sheet Data:
Cash	$3,706		$3,277		$5,271		$12,460		$4,664		$4,989		$8,410		$5,583
Current assets	132,380		140,353		151,622		170,381		171,954		265,453		178,845		277,982
Total assets	263,796		265,366		266,708		283,927		309,641		421,816		315,105		430,939
Current liabilities	41,767		37,720		40,429		42,243		44,959		56,575		48,621		59,056
Total debt	174,039		118,391		115,457		117,028		140,080		223,410		141,459		228,696
Stockholders' equity	5,828		67,878		75,761		91,757		98,202		113,207		102,134		116,159

(1)
Gross profit and EBITDA for the year ending December 31, 1995 reflect positive adjustments of $9,638 relating to purchase accounting adjustments to inventory for the acquisition of Steinway.

(2)
Capital expenditures for 1999 exclude $30.8 million for the purchase of Steinway Hall.

THE EXCHANGE OFFER

    We sold the Old Notes on April 19, 2001 (the "Closing Date") to the initial purchaser in a private offering. As a condition to the sale of the Old Notes, the Company and initial purchaser entered into the Registration Rights Agreement on the Closing Date. The registration statement, of which this Prospectus is part, is intended to satisfy certain of our obligations under the Registration Rights Agreement summarized below.

    Pursuant to the Registration Rights Agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for the New Notes. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or any noteholder notifies us within the specified time period that it:

  •
  is prohibited by law or SEC policy from participating in the exchange offer; or

  •
  that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

  •
  that it is a broker-dealer and holds Old Notes acquired directly from us or an affiliate of ours,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the noteholders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    The Registration Rights Agreement, dated as of April 19, 2001, provides that we will:

  •
  file an exchange offer registration statement with the SEC on or prior to June 18, 2001;

  •
  use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to September 16, 2001;

  •
  unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use our best efforts to issue on or prior to 30 business days (or longer if required by applicable law) after the date on which the exchange offer registration statement was declared effective by the SEC, New Notes in exchange for all Old Notes tendered prior thereto in the exchange offer; and

  •
  if obligated, to file a shelf registration statement, and use our best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after the filing of such shelf registration statement.

If:

  •
  we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

  •
  we fail to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the exchange offer registration statement; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the transfer restricted securities during the periods specified in the Registration Rights Agreement;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each noteholder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount constituting transfer restricted securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of Old Notes constituting transfer restricted securities; provided that we will in no event be required to pay liquidated damages for more than one Registration Default at any given time. We will pay all accrued liquidated damages in the manner provided for the payment of interest in the Indenture, on each interest payment date (as defined in the Indenture) to the global note holder by wire transfer of immediately available funds and to holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, liquidated damages will not accrue.

Transfer Restricted Securities

    For purposes of the foregoing, transfer restricted securities means each Old Note until:

  •
  the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the exchange offer;

  •
  following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

  •
  the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  •
  the date on which such Old Note may be distributed to the public pursuant to Rule 144 or another applicable resale exemption under the Securities Act.

Terms of the Exchange Offer

    Upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, we will accept any and all of the Old Notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this Prospectus, $150.0 million aggregate principal amount of the Old Notes is outstanding and no New Notes are outstanding. This Prospectus, together with the letter of transmittal, is first being sent on or about            , 2001 to all noteholders known to us. Our obligation to accept the Old Notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "—Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Noteholders may tender some or all of their Old Notes pursuant to the exchange offer. See "—Consequences of Failure to Exchange." However, the Old Notes may be tendered only in integral multiples of $1,000.

    The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act. Therefore, the New Notes will not bear legends restricting their transfer.

    Noteholders do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

    We shall be deemed to have accepted validly tendered Old Notes when, as and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering noteholders for the purpose of receiving the New Notes.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of Old Notes without expense to the noteholder of the Old Note, as promptly as practicable after the expiration date of the exchange offer.

    Noteholders whose Old Notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indenture. Following completion of the exchange offer, the noteholders will continue to be subject to the existing restrictions upon transfer of the Old Notes and we will have no further obligation to those noteholders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, Old Notes could be adversely affected.

    Noteholders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses; Solicitation of Tenders."

Expiration Date; Extensions; Amendments

    The term expiration date shall mean 5:00 p.m., New York City time on            , 2001, unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended.

    In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered noteholders an announcement of that notice, and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

    We reserve the right at our sole discretion:

  •
  to delay accepting any Old Notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer and not accept the Old Notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any manner.

    If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all noteholders. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the noteholders and the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to a national new service. During any extension of the expiration date of the exchange offer, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

Interest on the New Notes

    Interest accrues on the New Notes at the rate of 8 3/4% per annum and will be payable in cash semiannually in arrears on each April 15 and October 15, commencing October 15, 2001. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the noteholders at such time.

Procedures for Tendering the Old Notes

    When a beneficial owner of Old Notes tenders them to us as set forth below and we accept the Old Notes, we and the beneficial owner of the Old Notes will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal.

    Except as set forth below, if you wish to tender the Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  •
  the exchange agent must receive certificates for such Old Notes along with the letter of transmittal;

  •
  the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

  •
  the noteholder must comply with the guaranteed delivery procedures described below.

    The method of delivery of Old Notes, letters of transmittal and all other required documents is at the election and risk of the noteholder. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Old Notes to us.

    Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered:

  •
  by a registered noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an Eligible Institution (as defined below).

    In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than the person signing the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered noteholder with the signature thereon guaranteed by an Eligible Institution.

    If the letter of transmittal is signed by a person or persons other than the registered noteholder or noteholders, the Old Notes must either be endorsed by the registered noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the Old Notes must be signed exactly as the name or names of the registered noteholder or noteholders that appear on the Old Notes.

    If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any Old Notes or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

    By tendering, each noteholder will represent to us that, among other things:

  •
  the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not that person is the noteholder;

  •
  neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes;

  •
  if the noteholder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the noteholder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

  •
  neither the noteholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

    In addition, by tendering, each noteholder acknowledges and agrees that if the resales are of New Notes obtained by such noteholder in exchange for Old Notes acquired directly from the Company or an Affiliate (as defined in Rule 144 of the Securities Act) thereof, it:

  •
  could not, under the policy of the SEC, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1003, and similar no-action letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

    If the tendering noteholder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the noteholder will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Delivery of Documents to the Depository Trust Company or Steinway Musical Instruments, Inc. Does Not Constitute Delivery to the Exchange Agent

    We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any noteholder who seeks to tender Old Notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within a reasonable period of time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of the Old Notes for Exchange; Delivery of the New Notes

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "—Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when and if we have given verbal or written notice of our acceptance to the exchange agent.

    In all cases, issuance of the New Notes for the Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for such Old Notes or a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

    If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the Old Notes are submitted for a greater principal amount than the noteholder desires to exchange, those unaccepted or non-exchanged Old Notes will be returned without expense to the tendering noteholder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged Old Notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

    The exchange agent will make a request to establish an account with respect to the Old Notes at the Depository Trust Company for purposes of the exchange offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the Old Notes by causing the Depository Trust Company to transfer such Old Notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a noteholder tendering Old Notes that are the subject of such timely confirmation of a book-entry transfer that such noteholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such noteholder.

Guaranteed Delivery Procedures

    If a registered noteholder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such noteholder's Old Notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an Eligible Institution;

  •
  prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the noteholder and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

    You may withdraw your tender of the Old Notes at any time prior to the expiration date of the exchange offer.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

  •
  (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing noteholder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such noteholder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the noteholder thereof without cost to such noteholder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Depository Trust Company for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn Old Notes by following one of the procedures described under "—Procedures for Tendering the Old Notes" above at any time on or prior to the expiration date of the exchange offer.

Certain Conditions to the Exchange Offer

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof;

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer;

  (3)
  any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

  (4)
  any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described in this Prospectus, or would otherwise make it inadvisable to proceed with the exchange offer.

    If we determine in good faith that any of the conditions are not met, we may:

  •
  refuse to accept any Old Notes and return all tendered Old Notes to exchanging noteholders;

  •
  extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of noteholders to withdraw such Old Notes (see "—Withdrawal Rights"); or

  •
  waive certain of such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all noteholders.

    Noteholders have certain rights and remedies against us under the Registration Rights Agreement, including liquidated damages of up to $0.50 per week per $1,000 principal amount of Old Notes, should we fail to consummate the exchange offer within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

    The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

    Firstar Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this Prospectus or of the letter of transmittal to the exchange agent addressed as follows:

                By Mail/Overnight Deliver/Hand:

                Firstar Bank, N.A.
                101 East 5th Street
                St. Paul, Minnesota 55101
                Attention: Frank P. Leslie
                telephone no.: (651) 229-2600
                telecopier no.: (651) 229-6415

    If you deliver to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, it will not be a valid delivery.

Fees and Expenses; Solicitation of Tenders

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

    The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $77,500 which includes fees and expenses of the exchange agent and trustee under the Indenture and accounting and legal fees.

    We will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the tendering noteholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering noteholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering noteholder.

    We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this Prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) noteholders in any jurisdiction in which the making of the exchange offer or the acceptance of this Prospectus would not be in compliance with the laws of such jurisdiction.

Accounting Treatment

    We will record the New Notes at the same carrying value as the Old Notes, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the New Notes.

Consequences of Failure to Exchange

    If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any noteholder may offer for resale, resell or otherwise transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes (unless the noteholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the noteholder acquires the New Notes in the ordinary course of its business; and

  •
  the noteholder has no arrangement with any person to participate in the distribution of such Old Notes; and

  •
  each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    If any noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such noteholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the New Notes unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF NOTES

    The Old Notes were, and the New Notes will be, issued as a single series of securities pursuant to an indenture (the "Indenture"), dated as of April 19, 2001, by and among the Company, the Subsidiary Guarantors and Firstar Bank, N.A., as trustee (the "Trustee"). The form and terms of the New Notes will be substantially identical to those of the Old Notes, except that the New Notes will have been registered under the Securities Act and hence not subject to certain restrictions and registration rights. The Old Notes and the New Notes are referred to collectively as the "Notes."

    The following summaries of certain provisions of the Indenture and the Registration Rights Agreement dated as of April 19, 2001 by and among the Company, the Guarantors and the Initial Purchaser (the "Registration Rights Agreement") are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement.

    You can find the definitions of certain capitalized terms in this section under the subheading  "—Certain Definitions." For purposes of this section, references to "Company" or "we," "our," or "us" include only Steinway Musical Instruments, Inc. and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not our Subsidiaries.

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof. Copies of the form of Indenture and Registration Rights Agreement are available from us upon request.

    The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

Brief Description of the Notes and the Guarantees

  The New Notes

    The New Notes will be:

  •
  our unsecured general obligations;

  •
  ranked senior in right of payment to all of our existing and future subordinated Indebtedness;

  •
  ranked equal in right of payment to all of our existing and future unsubordinated Indebtedness;

  •
  effectively subordinated to all of our secured Indebtedness to the extent of the security and to all Indebtedness and other obligations (including trade payables) of our subsidiaries that are not Guarantors; and

  •
  guaranteed on a senior basis by the Guarantors.

    The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

    The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

  The Guarantees

    The New Notes will be jointly, severally, irrevocably and unconditionally guaranteed (the "Guarantees") on a senior basis by each of our future Subsidiaries that executes a Guarantee in accordance with the Indenture. On the date of original issuance of the Old Notes, each of our Subsidiaries (other than our Foreign Subsidiaries) jointly, severally, irrevocably and unconditionally, guaranteed the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis. Notwithstanding the foregoing, the obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Guarantees; Certain Bankruptcy Limitations" below.

    As of December 31, 2000, our Foreign Subsidiaries would have had approximately $4.3 million of Indebtedness outstanding, all of which would effectively rank senior in right of payment to the Notes. As of December 31, 2000, before giving effect to the Refinancing, the Guarantors would have had approximately $219.1 million of Indebtedness outstanding, all of which would effectively rank senior in right of payment to the Notes.

Principal Maturity and Interest

    The Old Notes were issued with a maximum aggregate principal amount of $150 million. The Indenture provides, in addition to the $150 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes or the most recent date to which interest has been paid or provided for. Any such Additional Notes will be issued on the same terms as the Notes and will constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references to Notes herein includes the Additional Notes. We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

    The Notes will mature on April 15, 2011. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2001 to the Persons in whose names such Notes are registered at the close of business on the April 1 or October 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

    Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon our registry books. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Guarantees; Certain Bankruptcy Limitations

    We conduct our operations through our subsidiaries, including our Foreign Subsidiaries and our Unrestricted Subsidiaries. Our Foreign Subsidiaries and our Unrestricted Subsidiaries will not guarantee the Notes. As of the date of the Indenture, none of our subsidiaries were Unrestricted Subsidiaries. On the date of original issuance of the Old Notes, each of our Subsidiaries other than our Foreign Subsidiaries guaranteed the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis. Notwithstanding the foregoing, the obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. Our ability to meet our cash obligations is dependent in part upon the ability of our subsidiaries to make cash distributions to us. Furthermore, any right we have to receive the assets of any subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent of the Guarantees, once they become effective, or to the extent that we are otherwise recognized as a creditor or preferred stockholder of such subsidiary, in which case our claims would still be subordinate to any indebtedness or preferred stock of such subsidiary that is senior in right of payment to that held by us.

    Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors—Federal and state fraudulent transfer law allows courts, under specific circumstances, to avoid guarantees and require noteholders to return payments from guarantors."

    If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the Notes.

Optional Redemption

    The Notes are not redeemable at our option prior to April 15, 2006, except as set forth in the next succeeding paragraph. Thereafter, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days prior notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes ("Redemption Date"):

Year	Percentage
2006	104.375%
2007	102.917%
2008	101.458%
2009 and thereafter	100.000%

    At any time prior to April 15, 2004 upon any Public Equity Offering of our ordinary common stock, par value $0.001 per share, for cash, up to 35% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture may be redeemed at our option within 60 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, prior notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 108.750% of principal, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, that immediately following such redemption, not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the date of original issuance of the Notes remain outstanding.

    If the Redemption Date hereunder is on or after an interest record date ("Record Date") on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such Interest and Liquidated Damages, if any, will not be payable to Holders whose Notes are redeemed pursuant to such redemption.

Mandatory Redemption

    The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Certain Covenants

    The Indenture contains certain covenants that, among other things, restrict our ability to:

  •
  borrow money;

  •
  pay dividends on or repurchase capital stock;

  •
  make investments;

  •
  sell assets; and

  •
  enter into mergers or consolidations.

The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

  Repurchase of Notes at the Option of the Holder Upon a Change of Control

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 90 days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

    The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means:

  (1)
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, to any "person" (including any group that is deemed to be a "person"), other than either or both of the Principals or their Related Persons;

  (2)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (including any group that is deemed to be a "person"), other than either or both of the Principals or their Related Persons, becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in elections of directors of the Company; or

  (3)
  we adopt a plan relating to our liquidation or dissolution.

    As used in this covenant, "person" (including any group that is deemed to be a "person"), has the meaning given by Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable.

    The Credit Agreement provides that specified change of control events with respect to us would constitute a default under the Credit Agreement. In addition, the financial effect on us of the exercise by the Holders of the Notes of their right to require us to repurchase the Notes could cause a default under our outstanding Indebtedness, even if the Change of Control itself does not.

    On or before the Change of Control Purchase Date, we will, to the extent lawful:

  (1)
  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent for us (the "Paying Agent") an amount in cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

    The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of a Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred. In addition, no assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Rule 14e-1 under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

    If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

  Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

    The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

    Notwithstanding the foregoing, if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness, and

  (2)
  on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.25 to 1.0 (the "Debt Incurrence Ratio"), then we and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

    In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

    (a)
    our incurrence or the incurrence by any Subsidiary of Purchase Money Indebtedness; provided, that

    (i)
    the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $15.0 million, and

    (ii)
    in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary, (determined in accordance with GAAP in good faith by our Board of Directors), as applicable, of the property so purchased, acquired, improved, constructed or leased;

    (b)
    if no Event of Default shall have occurred and be continuing, our incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $10.0 million;

    (c)
    our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $151 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale to the extent that neither we nor any Guarantor continues to be an obligor under such Indebtedness; and

    (d)
    the incurrence by a Foreign Subsidiary of Indebtedness in an aggregate principal amount incurred and outstanding at any time pursuant to this paragraph (d) (plus any Refinancing Indebtedness incurred to refinance, retire, defease, refund or otherwise replace any such Indebtedness) of up to $25.0 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies).

    Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as one of our Subsidiaries) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

    Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than Indebtedness incurred pursuant to clause (a) hereof) issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate pursuant to which provision of this covenant such Indebtedness is being incurred and we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

    Notwithstanding anything contained herein to the contrary, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, incur any Indebtedness that is contractually subordinated to any of our other Indebtedness or the other Indebtedness of any Guarantor unless such Indebtedness is at least as subordinated to the Notes and the Guarantees, as applicable.

  Limitation on Restricted Payments

    The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

  (1)
  a Default or an Event of Default shall have occurred and be continuing,

  (2)
  we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test in the covenant described under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

  (3)
  the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the date of original issuance of the Old Notes, would exceed, without duplication, the sum of:

  (a)
  $20.0 million, plus

  (b)
  50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on April 1, 2001, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

  (c)
  100% of the aggregate Net Cash Proceeds received by us from the sale of our Qualified Capital Stock or of our debt securities that have been converted into Qualified Capital Stock (other than (i) to one of our Subsidiaries and (ii) to the extent applied in connection with clauses (x) and (y) in the next succeeding paragraph), after the date of original issuance of the Old Notes, plus

  (d)
  to the extent that any Restricted Investment that was made after the date of original issuance of the Old Notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

  (e)
  50% of any dividends received by the Company or a Guarantor after the date of original issuance of the Old Notes from an Unrestricted Subsidiary to the extent not included in Consolidated Net Income).

    The foregoing clauses of the immediately preceding paragraph, however, will not prohibit:

  (x)
  the redemption, repurchase, retirement or other acquisition of any Equity Interests of ours in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of ours) of our Qualified Capital Stock;

  (y)
  the defeasance, redemption or repurchase of Subordinated Indebtedness with the Net Cash Proceeds from an incurrence of Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of ours) (or in exchange for) of Qualified Capital Stock; or

  (z)
  the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

    The full amount of any Restricted Payment made pursuant to the foregoing clause (z) (but not pursuant to clauses (x) and (y)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "—Limitation on Restricted Payments."

    For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, on the day of making any Restricted Payment, other than the Restricted Payments set forth in clauses (x)-(z) above, we shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

    The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

  (1)
  restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking equal in right of payment to the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive (taken as a whole) than those imposed by the Indenture and the Notes,

  (2)
  restrictions imposed by applicable law,

  (3)
  existing restrictions under Existing Indebtedness,

  (4)
  restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person (or Persons) acquired, or to any property, asset or business, other than the property, assets and business so acquired,

  (5)
  any such restriction imposed by Indebtedness incurred under the Credit Agreement in accordance with the covenant described under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restriction or requirement is no more restrictive (taken as a whole) than that imposed by the Credit Agreement as of the date of original issuance of the Old Notes,

  (6)
  restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to clause (a) of the covenant described under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

  (7)
  in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4) or (6) of this paragraph or this clause (7) that are not more restrictive (taken as a whole) than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and

  (8)
  restrictions solely with respect to any of our Subsidiaries imposed pursuant to a binding agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Subsidiary whose Equity Interests or assets are being sold.

    Notwithstanding anything contained herein to the contrary, the foregoing provisions will not prohibit (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

  Limitation on Liens

    We will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom unless we and the applicable Guarantor provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured; provided, that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

  Limitation on Sale of Assets and Subsidiary Stock

    The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, lease, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless:

  (1)
  we (or our Subsidiary, as the case may be) receive consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% (100% in the case of lease payments) of the consideration received by us or the applicable Subsidiary for the Asset Sale is in the form of cash or Cash Equivalents; provided that the amount of:

  (a)
  any liabilities (as shown on our or such Subsidiary's most recent balance sheet or in the notes thereto) of ours or any of our Subsidiaries that rank equal in right of payment to the Notes and that are assumed by the transferee of any such assets; provided that, the

      Company and all of its Subsidiaries are unconditionally released from any further liability with respect to such assumed liabilities, and

    (b)
    any securities, notes or other obligations received by us or any such Subsidiary from such transferee that are immediately (but in no event more than 30 days after receipt, subject to customary settlement periods) converted by us or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents, as the case may be, received)

    shall be deemed to be cash or Cash Equivalents, as the case may be, for purposes of this provision.

    Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or the applicable Subsidiary, as the case may be, may apply such Net Cash Proceeds, at its option, to:

    (a)
    permanently reduce Indebtedness outstanding under the Credit Agreement; provided, that, in the case of a revolving credit facility or similar arrangement that makes credit available under the Credit Agreement, such commitment is also permanently reduced by such amount, or

    (b)
    purchase one or more businesses or to purchase more than 50% of the Equity Interests of a Person operating one or more businesses so long as such Person becomes a Subsidiary,

    (c)
    make capital expenditures, and/or

    (d)
    acquire other long-term assets,

in each case, so long as such business or businesses, capital expenditures or long-term assets are in a Related Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving borrowings outstanding under the Credit Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

    Any Net Cash Proceeds from Asset Sales that are not so applied or invested will be considered "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer, within such 360-day period, to all holders of Notes and all holders of our other Indebtedness ranking equal in right of payment to the Notes with similar provisions requiring us to make an offer to purchase (or otherwise repay) such Indebtedness with the proceeds of such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with original issue discount) of the Notes and such other Indebtedness then outstanding (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price for an Asset Sale Offer will be 100% of the principal amount of the Notes plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes to the date of purchase. The offer price will be paid in cash in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds not so utilized for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of any purchase of Notes pursuant to an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    Notwithstanding, and without complying with, the provisions of this covenant:

  (1)
  we may, and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, lease, transfer, assign or otherwise dispose of inventory, receivables or pianos in our Concert and

    Artist Piano Bank, in each case in the ordinary course of business consistent with past practices and (b) liquidate Cash Equivalents;

  (2)
  we may, and our Subsidiaries may, convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

  (3)
  we may, and our Subsidiaries may, sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

  (4)
  we may convey, sell, lease, transfer, assign or otherwise dispose of assets to any of our Wholly Owned Subsidiaries, and a Wholly Owned Subsidiary may convey, sell, lease, transfer, assign or otherwise dispose of assets to us or to another Wholly Owned Subsidiary;

  (5)
  a Wholly Owned Subsidiary may issue Equity Interests to the Company or to another Wholly Owned Subsidiary;

  (6)
  we may, and our Subsidiaries may, make Restricted Payments that are permitted by the covenant described above under the caption "Limitation on Restricted Payments";

  (7)
  Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any of our Subsidiaries; and

  (8)
  we may, and our Subsidiaries may, sell or otherwise transfer to a third-party financing company any of the Receivables Financing Notes in an amount not to exceed $60.0 million in the aggregate at any one time outstanding.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Rule 14e-1 of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

    If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

  Limitation on Transactions with Affiliates

    The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the date of original issuance of Old Notes to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, unless (1) it is determined that the terms of the Affiliate Transaction(s) are no less favorable to us than could have been obtained in arm's length transaction(s) with a non-Affiliate, and (2) we will deliver to the Trustee (a) with respect to any Affiliate Transaction(s) involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction(s) comply with clause (1) above and that the Affiliate Transaction(s) have been approved by a majority of the disinterested members of the Board of Directors, and (b) with respect to Affiliate Transaction(s) involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or the respective Subsidiary of such Affiliate

Transaction(s) from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States; provided, however, that (y) transactions between or among any of us and our Subsidiaries and (z) transactions permitted by the provisions of the Indenture described above under the caption "—Limitation on Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Limitation on Merger, Sale or Consolidation

    The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

  (1)
  either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

  (2)
  no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

  (3)
  immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to our Consolidated Net Worth immediately prior to such transaction; and

  (4)
  immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of our Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

  Limitation on Lines of Business

    The Indenture provides that neither we nor any of our Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

  Subsidiary Guarantors

    The Indenture provides that all of our future Subsidiaries (other than Foreign Subsidiaries) jointly and severally will guarantee all principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis. Each of our present Subsidiaries (other than Foreign Subsidiaries) will jointly and severally guarantee the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis. Notwithstanding the foregoing, the obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law.

    If, at any time, we or any of our Subsidiaries declares or pays any dividend to or makes any distribution or other payment or transfer to any Foreign Subsidiary in violation of the covenant described under the caption "—Limitation on Restricted Payments," then such Foreign Subsidiary shall, to the extent not prohibited by law, execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

    Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of our other Indebtedness or any other Indebtedness of any of our Subsidiaries (other than a Foreign Subsidiary that is not a Guarantor), or we or any of our Subsidiaries, individually or collectively, pledges, directly or indirectly, more than 65% of the Voting Equity Interests of a Foreign Subsidiary that is not a Guarantor to a lender to secure our Indebtedness or any of the Guarantor's Indebtedness, then, to the extent not prohibited by law, such Foreign Subsidiary must become a Guarantor.

  Release of Guarantors

    The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture, (1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture; (2) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing; and (3) the Guarantor, or any Person formed by or surviving the consolidation or merger, (A) would have a Consolidated Net Worth (immediately after giving effect to the transaction), equal to or greater than the Consolidated Net Worth of the Guarantor immediately preceding the transaction and (B) would be permitted by virtue of the Company's pro forma Consolidated Coverage Ratio to incur, immediately after giving effect to the transaction, at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the covenant described above under the caption "—Limitation on Incurrence of Additional Indebtedness and Disqualified Stock." The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

    Upon the sale or disposition (whether by merger, stock purchase, Asset Sale or otherwise) of a Guarantor to an entity which is not and is not required to become a Guarantor, or the designation of a Subsidiary of ours to become an Unrestricted Subsidiary, which transaction is in compliance with the Indenture (including, without limitation, the provisions of the covenant "—Limitations on Sale of Assets and Subsidiary Stock") and the preceding paragraph, such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries (other than Subsidiaries that are contemporaneously sold or disposed of, or designated as Unrestricted Subsidiaries) shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries (other than Subsidiaries that are contemporaneously sold or disposed of, or designated as Unrestricted Subsidiaries).

  Limitation on Status as Investment Company

    The Indenture prohibits us and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

    The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver or make available to the Trustee and, to each Holder of Notes, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports on Forms 10-K or 10-Q and (ii) all information that would have been included in current reports on Form 8-K filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. In addition, the Company and the Guarantors have agreed that, prior to consummation of the exchange offer, they will make available to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

    The Indenture defines an "Event of Default" as:

  (1)
  our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

  (2)
  our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

  (3)
  our failure or the failure by any of the Guarantors to observe or perform any covenant, condition or agreement described under the captions "—Repurchase of Notes at the Option of the Holder Upon a Change of Control," "—Limitations on Sale of Assets and Subsidiary Stock," "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," "—Limitation on Merger, Sale or Consolidation" and "—Limitation on Restricted Payments," which failure continues for a period of 30 days after notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

  (4)
  our failure or the failure by any of the Guarantors to comply with any of its other agreements in the Indenture or the Notes (including the Guarantees) which failure continues for a period of 45 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

  (5)
  events of bankruptcy, insolvency or reorganization in respect of us or any of our Subsidiaries,

  (6)
  a default under our Indebtedness or Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) which is not an Excluded Default and is caused by a failure to pay principal of or premium, if any, on such Indebtedness when due (after giving effect to any applicable grace period, excluding any extension thereof) or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

  (7)
  final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days, and

  (8)
  any Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid, any Guarantor shall default on its Guarantee (other than in accordance with the terms of the Indenture and the Guarantee) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

    The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (5) above relating to us or any of our Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest (and, Liquidated Damages, if any) shall be immediately due and payable. In the event a declaration of acceleration resulting solely from an Event of Default described in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within five days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (6) above has occurred that has not been cured or waived within five days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (5), above, relating to us or any of our Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to 2006 by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the Notes prior to April 15, 2006 then the premium specified in the Indenture for redemptions occurring during the 12 month period after April 15, 2006 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

    Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, we must deliver to the Trustee a statement specifying such Default or Event of Default.

Legal Defeasance and Covenant Defeasance

    The Indenture provides that we may, at our option and at any time, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

  (1)
  Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

  (2)
  our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

  (3)
  the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

  (4)
  other Legal Defeasance provisions of the Indenture will remain in effect.

    In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' obligations with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Subsidiary described under "Events of Default" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

    In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

  (2)
  in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  we have received from, or there has been published by the Internal Revenue Service, a ruling or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  in the case of Legal Defeasance, no Default or Event of Default may have occurred and be continuing on the date of the deposit. In addition, in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that this condition to Legal Defeasance may not be satisfied until such 91st calendar day after the date of the deposit);

  (5)
  the Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

  (6)
  we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors;

  (7)
  we must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds (except as to trust funds that would be payable to holders of Notes who are "Insiders" as that term is defined by the United States Bankruptcy Code) will not be subject to Section 547 of the United States Bankruptcy Code; and

  (8)
  we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest) and (5).

    The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

    If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money with the Trustee or otherwise requires the payment of the money so deposited to the Company or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Amendments and Supplements

    The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

  (1)
  change the final Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon (and Liquidated Damages, if any) is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred or alter the provisions (including the defined terms used therein) regarding our obligation to redeem the Notes or our right to redeem the Notes at our option in a manner adverse to the Holders, or

  (2)
  reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

  (3)
  modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

  (4)
  cause the Notes or any Guarantee to become subordinate in right of payment to any other Indebtedness, or

  (5)
  make any change in the foregoing clauses (1) through (4) or this clause (5) in a manner adverse to the Holders of the Notes.

Governing Law

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Partners, Stockholders, Officers, Directors

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Certain Definitions

    "Acquired Indebtedness" means (i) Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by the Company or any of its Subsidiaries.

    "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the referent Person. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument multiplied by (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

    "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the date of original issuance of the Old Notes), whether or not applicable.

    "Board of Directors" means, with respect to any Person, the board of directors (or, if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Capital Stock" means, with respect to any entity, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that entity.

    "Cash Equivalent" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), or

  (2)
  eurodollar time deposits, certificates of deposit, overnight bank deposits and bankers acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, or

  (3)
  commercial paper issued by others having either of the two highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Service, Inc., or

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above, and in the case of each of (1), (2), and (3) maturing within nine months after the date of acquisition.

    "Concert and Artist Piano Bank" means the worldwide piano bank maintained by us for our artists and other pianists in which the average age of the pianos contained therein as of the date of original issuance of the Old Notes is approximately 3.3 years.

    "Consolidation" means, with respect to the Company, the consolidation of the accounts of its Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

    "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

  (1)
  Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

  (2)
  transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

  (3)
  the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness)(other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of the Reference Period, and

  (4)
  the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

  (1)
  Consolidated income tax expense,

  (2)
  Consolidated depreciation and amortization expense,

  (3)
  Consolidated Fixed Charges, and

  (4)
  all other non-cash charges required to be reflected as expenses on the books and records of such Person and its Consolidated Subsidiaries,

less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization and all other such non-cash charges of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

    "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

  (a)
  interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and net payments (if any) pursuant to Interest Swap and Hedging Obligations, and (4) any interest expense on Indebtedness guaranteed by such Person or one of its Subsidiaries (other than Guarantees of Indebtedness of such Person or one or more of its Subsidiaries, or secured by a Lien on assets of such Person or one or more of its Subsidiaries (whether or not such Guarantee or Lien is called upon)) in each case to the extent attributable to such period, and

  (b)
  the product of (i) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries), and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

  (a)
  all gains or losses, together with any provision for taxes related thereto, which are either (i) extraordinary (as determined in accordance with GAAP) or are nonrecurring or (ii) realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries,

  (b)
  the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Wholly Owned Consolidated Subsidiary of such Person that is a Guarantor during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period,

  (c)
  the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

  (d)
  the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary,

  (e)
  the cumulative effect of a change in accounting principles, and

  (f)
  the net income of, and all dividends and distributions from, any Unrestricted Subsidiary.

    "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of original issuance of the Old Notes in the book value of any asset owned by such Person or a Consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of September 14, 2000, by and among certain of the Company's Subsidiaries, GMAC Commercial Credit LLC as administrative agent and the lenders party thereto, providing for a revolving credit facility and two term loan facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or their Affiliates) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement:

  (1)
  extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2)
  adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date any additional Indebtedness is incurred it would not be prohibited by paragraph (c) of the covenant described under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock", or

  (4)
  otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Capital Stock" means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, pursuant to a sinking fund obligation or otherwise (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the date that is one year after the Stated Maturity of the Notes and (b) with respect to any Subsidiary of the Company, any Equity Interests of such Subsidiary other than any common equity with no economic preferences or privileges and no redemption or any repayment provisions.

    "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Excluded Default" means any payment default under the Credit Agreement arising from a collateral deficiency that results in the amount of obligations outstanding under the Credit Agreement (including loans, letters of credit and other extensions of credit) exceeding the borrowing base provided for therein.

    "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of original issuance of the Old Notes, reduced to the extent such amounts are repaid, refinanced or retired.

    "Foreign Subsidiary" means (a) any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America, and (b) Steinway & Sons, a New York corporation, and United Musical Instruments VI, Inc., a U.S. Virgin Islands corporation.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect at the time.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. When used with respect to the Notes, a "Guarantee" means a guarantee by the Guarantors of all or any part of the Notes, in accordance with the Indenture.

    "Guarantor" means each of the Company's Subsidiaries that executes a Guarantee in accordance with the Indenture.

    "Indebtedness" of any Person means, without duplication,

  (a)
  all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (b)
  all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

  (c)
  all net obligations of such Person under Interest Swap and Hedging Obligations;

  (d)
  all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person;

  (e)
  any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or (f), or this clause (e), whether or not between or among the same parties; and

  (f)
  all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "Investment" by any Person in any other Person means (without duplication):

  (a)
  the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

  (b)
  the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding (x) accounts receivable, endorsements for collection and deposits, and (y) commission, travel and similar advances to officers and employees of such Person, and in each of (x) and (y) arising in the ordinary course of business);

  (c)
  other than Guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

  (d)
  the making of any capital contribution by such Person to such other Person; and

  (e)
  the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Guarantor if, upon the issuance of Capital Stock of such Person, or the sale or other disposition of any portion of the Company's or the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Guarantor.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

    "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the date of original issuance of the Old Notes, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries as a result of such Asset Sale, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, (ii) amounts required to be applied to the repayment of Indebtedness (other than revolving borrowings under the Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (iii) relocation expenses incurred by the Company or any of its Subsidiaries as a result of such Asset Sale.

    "Non-Recourse Indebtedness" means Indebtedness as to which neither the Company nor any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) is the lender.

    "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, payable under the documentation governing any Indebtedness, including, with respect to the Notes, any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

    "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

    "Permitted Indebtedness" means that:

  (a)
  we and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the date of original issuance of the Old Notes;

  (b)
  we and our Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or this clause (b) of this definition or properly incurred pursuant to the Debt Incurrence Ratio test under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

  (c)
  we and our Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in our industry; provided, that the aggregate principal amount outstanding of such Indebtedness (including any Refinancing Indebtedness and any other Indebtedness issued to retire, refinance, refund, defease or replace such Indebtedness) shall at no time exceed $5.0 million;

  (d)
  we may incur Indebtedness owed to (borrowed from) any Guarantor, and any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or us; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary), or any sale or other transfer of any of such Indebtedness to a Person other than us or a Guarantor shall be deemed to be a new incurrence of Indebtedness subject to the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

  (e)
  we and our Subsidiaries may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

  (f)
  we and our Subsidiaries may remain liable in respect of Existing Indebtedness;

  (g)
  we and the Guarantors may guarantee Indebtedness in connection with the issuance of the Receivables Financing Notes in an aggregate principal amount at any one time outstanding (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) pursuant to this clause (g) not to exceed $60.0 million; and

  (h)
  Guarantees of Indebtedness of musical instrument dealers not to exceed $2.0 million in the aggregate at any one time outstanding pursuant to this clause (h).

    "Permitted Investment" means:

  (a)
  any Investment in any of the Notes;

  (b)
  any Investment in Cash Equivalents;

  (c)
  any Investment by the Company or any of its Subsidiaries in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Wholly Owned Subsidiary that is a Guarantor or such Person is immediately merged with or into us or a Wholly Owned Subsidiary that is a Guarantor;

  (d)
  Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "Limitation on Sale of Assets and Subsidiary Stock;"

  (e)
  extensions of trade credit and advances to or deposits with customers and suppliers in the ordinary course of business;

  (f)
  any Investment acquired solely in exchange for Qualified Capital Stock;

  (g)
  any Investments which do not exceed $15.0 million in the aggregate at any one time outstanding (measured by the value attributed to the Investment at the time made or returned, as applicable) in our Subsidiaries that are not Guarantors and that are engaged in a Related Business; provided, however, that the aggregate amount of such Investments outstanding shall be considered a Restricted Payment for the purposes of the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" but shall not be prohibited by the provisions of the first paragraph under that caption; and

  (h)
  any Investment by us or any of our Subsidiaries in the Receivables Financing Notes in an aggregate principal amount at any time outstanding not to exceed $60 million.

    "Permitted Lien" means:

  (a)
  Liens in favor of the Company or any Guarantor;

  (b)
  Liens existing on the date of original issuance of the Old Notes;

  (c)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (d)
  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into the Company or a Subsidiary of the Company, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation or in connection with thereof, and do not extend to any other assets;

  (f)
  Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries, provided that such Liens were not incurred in anticipation thereof or in connection with such acquisition;

  (g)
  Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the third paragraph under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

  (h)
  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner not materially more adverse (taken as a whole) to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

  (i)
  Liens securing Indebtedness incurred under the Credit Agreement in accordance with the terms of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

  (j)
  Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the provisions of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

  (k)
  Liens securing the Notes and/or the Guarantees;

  (l)
  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (m)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (n)
  Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

  (o)
  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of our business or that of the Guarantors or any of our or their respective Subsidiaries;

  (p)
  Liens arising from the rendering of a final judgment or order against us or any of the Guarantors that does not give rise to an Event of Default;

  (q)
  leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of our business or that of our Subsidiaries or materially detracting from the value of the relative asset; and

  (r)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million in the aggregate at anyone time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary, as applicable.

    "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

    "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

    "Principal" means each of Kyle Kirkland and Dana Messina.

    "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

    "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company for cash pursuant to an effective registration statement filed with the Commission under the Securities Act of 1933, as amended.

    "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

    "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "Receivables Financing Notes" means the notes which: (i) are issued by any of our or our Subsidiaries' selected retail dealers to us or such Subsidiary, as the case may be, in connection with the sale or lease by such selected retail dealers of finished goods, merchandise or other personal property relating to our or such Subsidiary's business, as the case may be, (ii) are secured by such finished goods, merchandise or other personal property, and (iii) are sold to a third-party financing company on a full recourse basis.

    "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "Refinancing" shall have the meaning set forth in the definition of Refinancing Indebtedness.

    "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification, extension or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including

Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced plus all accrued interest thereon and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, plus, in the case of each of clauses (1) and (2), all expenses incurred in connection with such Refinancing and all premiums incurred in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness Refinanced without giving effect to any modification thereof made in connection with or in contemplation of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness (except that the Company may refinance outstanding Indebtedness of any Subsidiary), (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse (taken as a whole) to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

    "Registration Rights Agreement" means the Registration Rights Agreement, dated as of April 19, 2001, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

    "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the date of original issuance of the Old Notes and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "Related Person" means with respect to a Principal, (i) a spouse or immediate family member of the Principal or (ii) a trust, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or greater controlling interest of which consist of the Principal and/or the Principal's spouse or immediate family members.

    "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

    "Restricted Payment" means, with respect to any Person:

  (a)
  the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person,

  (b)
  any payment (except to the extent made with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person,

  (c)
  other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment or waiver of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity of such Indebtedness, and

  (d)
  any Restricted Investment by such Person;

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, (2) any dividend, distribution or other payment to us, or to any Guarantor, by any of our, or its, Subsidiaries or (3) any Investment in any Guarantor so long as such Guarantor receives the consideration for such Investment.

    "Stated Maturity" when used with respect to any Note, means April 15, 2011.

    "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto ("contractually") to the Notes or any Guarantee, as applicable, in any respect or has a final stated maturity after the Stated Maturity.

    "Subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "Unrestricted Subsidiary" means any subsidiary of the Company (other than Subsidiaries of the Company existing on the date of the Indenture or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent, that such subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and the covenant described under the caption "—Limitation on Restricted Payments."

    The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof, and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant described under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

    "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

    "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying Shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

Book-Entry; Delivery; Form and Transfer

    The Old Notes sold to qualified institutional buyers were initially in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

    The Old Notes offered and sold in offshore transactions in reliance on Regulation S initially were in the form of one or more registered, global book-entry notes without interest coupons (the "Reg S Global Notes"). The Reg S Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Clearstream, Luxembourg (formerly Cedelbank, "Clearstream, Luxembourg"). Before the expiration of the "40-day restricted period" (within the meaning of Rule 903 of Regulation S), transfers of interest in the Reg S Global Notes were held only through Euroclear or Clearstream, Luxembourg, and, pursuant to DTC's procedures, Indirect Participants that held a beneficial interest in the Reg S Global Notes were not able to transfer such interest to a person that took delivery thereof in the form of an interest in the U.S. Global Notes. After the 40 Day Restricted Period, (i) beneficial interests in the Reg S Global Notes could be transferred to a person that took delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes could be transferred to a person that took delivery in the form of an interest in the Reg S Global Notes, provided, in each case, that the certification requirements described below were complied with. See "—Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

    Except as described below, the New Notes will be represented by one or more Global Notes. We will deposit the Global Notes representing the New Notes with DTC. The Global Notes will be registered in the name of DTC or its nominee. Except as provided below, the New Notes will not be issued in definitive form.

    Holders of New Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Notes will be issued a certificated New Note in registered form. Upon the transfer of any certificated New Notes initially issued to such holders, such certificated New Note will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for certificated New Notes, be exchanged for an interest in the Global Notes representing the New Notes.

    Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Clearstream, Luxembourg), which may change from time to time.

    The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "—Transfer of Interests in Global Notes for Certificated Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream, Luxembourg. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

    DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchaser, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through Euroclear or Clearstream, Luxembourg or indirectly through organizations that are participants in Euroclear or Clearstream, Luxembourg. After the expiration of the 40-Day Restricted Period (but not earlier) investors may hold interests in the Reg S Global Notes through organizations other than Euroclear and Clearstream, Luxembourg that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Clearstream Banking S.A. is the operator and depository of Clearstream, Luxembourg (each a "Nominee" of Euroclear and Clearstream, Luxembourg, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, Luxembourg, respectively. Euroclear and Clearstream, Luxembourg must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC.

    The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "—Transfers of Interests in Global Notes for Certificated Notes."

    Except as described in "—Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

    Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the Guarantors, the Trustee nor any agent of ours, the Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of we, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

    The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream, Luxembourg) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, Luxembourg, on the other hand, will be effected by Euroclear's or Clearstream, Luxembourg's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream, Luxembourg and within their established deadlines. Indirect Participants who hold interests in the Notes through Euroclear and Clearstream, Luxembourg may not deliver instructions directly to Euroclear's or Clearstream, Luxembourg's Nominee. Euroclear or Clearstream, Luxembourg will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream, Luxembourg's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Clearstream, Luxembourg purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to

Euroclear or Clearstream, Luxembourg during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream, Luxembourg customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or Clearstream, Luxembourg immediately following DTC's settlement date.

    DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "—Transfers of Interests in Global Notes for Certificated Notes."

    Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Guarantors, the Initial Purchaser or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

  Transfers of Interests in One Global Note for Interests in Another Global Note

    Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC's Deposit/Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

  Transfers of Interests in Global Notes for Certificated Notes

    An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (iii) upon the request of the Trustee or Holders of a majority of the outstanding principal amount of Notes, after there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    None of we, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

    Payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a summary of certain United States federal tax consequences of the purchase, ownership, and disposition of Notes by an investor who purchases Notes pursuant to this offering that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the Notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Prospective purchasers of Notes are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the Notes, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

    For purposes of this summary, a "United States person" is:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof,

  •
  an estate that is subject to United States federal income taxation without regard to the source of its income, or

  •
  a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected to continue to be so treated.

Payments of Interest

    Interest paid by us to Non-U.S. Holders will not be subject to United States federal income or withholding tax provided that (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to us through stock ownership, a foreign tax-exempt organization, or foreign private foundation for United States federal income tax purposes, and (c) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement." Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.

Gain on Disposition

    A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

Federal Estate Taxes

    A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) the interest accrued on the Note was not effectively connected with a United States trade or business of the individual at the time of the individual's death.

Owner Statement Requirement

    Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. This requirement will be satisfied if we or our agent receives (i) a statement (an "Owner's Statement") from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner's name and address or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform our agent or us (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup Withholding and Information Reporting

    If a Note is held by a Non-U.S. Holder through a non-U.S. and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting may apply if the Note is held by a Non-U.S. Holder through a U.S. or U.S. related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-U.S. status, backup withholding at a rate of 31% may apply.

PLAN OF DISTRIBUTION

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the exchange offer that receives the New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    We will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    This Prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchaser in connection with the offers and sales related to market-making transactions in the New Notes. The initial purchaser may act as a principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchaser has no obligation to make a market in the New Notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

    Certain legal matters with regard to the validity of the Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    No dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with the offer made hereby except as contained in this Prospectus, and if given or made, no such information or representation should be relied upon as having been authorized by Steinway Musical Instruments, Inc., the Initial Purchaser or any of their respective agents. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Steinway Musical Instruments, Inc. since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Notes by anyone in any jurisdiction in which such offer or solicitation if not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

TABLE OF CONTENTS

Where You Can Find More Information	i
Special Note Regarding Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	12
Use of Proceeds	18
Capitalization	19
Unaudited Pro Forma Condensed Consolidated Financial Statements	20
Selected Consolidated Financial Data	25
The Exchange Offer	26
Description of Notes	36
United States Federal Tax Consequences to Non-U.S. Holders	73
Plan of Distribution	75
Legal Matters	75
Experts	75

PROSPECTUS        , 2001

$150,000,000

8 3/4% Senior Notes due 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law; Title 23, Article 1, Chapter 37 of the Indiana Business Corporation Law; Chapter 156B, Section 67 of the Massachusetts Corporation Law; and Section 1701.13 of the Ohio General Corporation Law: (1) give corporations organized under those states broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (2) give a director or officer who successfully defends an action the right to be so indemnified and (3) authorize the co-registrants to buy directors' and officers' liability insurance.

    Article 7 of the Certificate of Incorporation of Steinway Musical Instruments, Inc. (the "Company") and the Bylaws of the Company provides for indemnification of directors and officers to the fullest extent permitted by law.

    Various provisions contained in Articles of Incorporation, Bylaws or other organizational documents of the other co-registrants provide for indemnification of the directors and officers of those co-registrants.

Item 21.  Exhibits and Financial Statement Schedules

    (a) Exhibits: A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

    (b) Financial Statement Schedules: None required or applicable.

    (c) Not applicable.

Item 22.  Undertakings

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust

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Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on this 7th day of June, 2001.

STEINWAY MUSICAL INSTRUMENTS, INC.
By:	/s/ DENNIS M. HANSON Dennis M. Hanson Senior Executive Vice President, Chief Financial Officer, General Counsel and Secretary

THE SELMER COMPANY, INC.; THE STEINWAY PIANO COMPANY, INC.; STEINWAY, INC.; THE O.S. KELLY CORPORATION; THE O.S. KELLY COMPANY; BOSTON PIANO COMPANY, INC.; S&B RETAIL, INC.; EMERSON MUSICAL INSTRUMENTS, INC.; UNITED MUSICAL INSTRUMENTS HOLDINGS, INC.; UNITED MUSICAL INSTRUMENTS USA, INC.
By:	/s/ DENNIS M. HANSON Dennis M. Hanson Executive Vice President
THE SMI TRUST
By:	/s/ DENNIS M. HANSON Dennis M. Hanson Trustee

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of Dana D. Messina and Dennis M. Hanson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the Company to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents, and other documents, as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said

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attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

    This Registration Statement and Power of Attorney, pursuant to the requirement of the Securities Act of 1933, as amended, have been signed below by the following persons in the capacities and on the dates indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

STEINWAY MUSICAL INSTRUMENTS, INC.

Signature	Title	Date

/s/ DANA D. MESSINA Dana D. Messina	President, Chief Executive Officer and Director (principal executive officer and director)	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Senior Executive Vice President, Chief Financial Officer and General Counsel (principal financial officer)	June 5, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Executive Vice President and Treasurer (principal accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Chairman of the Board and Director	June 6, 2001
/s/ THOMAS T. BURZYCKI Thomas T. Burzycki	Executive Vice President and Director	June 5, 2001
/s/ BRUCE A. STEVENS Bruce A. Stevens	Executive Vice President and Director	June 5, 2001
/s/ A. CLINTON ALLEN III A. Clinton Allen III	Director	June 5, 2001
/s/ PETER MCMILLAN Peter McMillan	Director	June 6, 2001
/s/ RUDOLPH K. KLUIBER Rudolph K. Kluiber	Director	June 5, 2001

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THE SELMER COMPANY, INC.

Signature	Title	Date

/s/ THOMAS T. BURZYCKI Thomas T. Burzycki	President, Chief Executive Officer and Director (principal executive officer and director)	June 5, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and General Counsel	June 5, 2001
/s/ TEDD WAGGONER Tedd Waggoner	Vice President Customer Service & Sales Administration	June 5, 2001
/s/ JOHN CREACHBAUM John Creachbaum	Vice President Sales & Marketing	June 5, 2001

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THE STEINWAY PIANO COMPANY, INC.

Signature	Title	Date

/s/ BRUCE A STEVENS Bruce A. Stevens	President and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Vice President and Treasurer (principal financial and accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Vice President	June 5, 2001

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STEINWAY, INC.

Signature	Title	Date

/s/ BRUCE A. STEVENS Bruce A. Stevens	President, Chief Executive Officer and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)	June 5, 2001
/s/ DENNIS TORTORA Dennis J. Tortora	Vice President Controller (principal accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ ROY CHESSERI Roy Chesseri	Vice President Manufacturing	June 4, 2001
/s/ GARY GREEN Gary Green	Vice President Business Development & Product Planning	June 5, 2001
/s/ FRANK MAZURCO Frank Mazurco	Executive Vice President Sales & Marketing	June 5, 2001

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THE O.S. KELLY CORPORATION

Signature	Title	Date

/s/ BRUCE A. STEVENS Bruce A. Stevens	President and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 5, 2001
/s/ THEODORE GOLBA Theodore Golba	Vice President and General Manager	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Director	June 6, 2001
/s/ ROY CHESSERI Roy Chesseri	Executive Vice President Manufacturing	June 4, 2001

THE O.S. KELLY COMPANY

Signature	Title	Date

/s/ BRUCE A. STEVENS Bruce A. Stevens	President and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 5, 2001
/s/ THEODORE GOLBA Theodore Golba	Vice President and General Manager	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Director	June 6, 2001

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BOSTON PIANO COMPANY, INC.

Signature	Title	Date

/s/ BRUCE A. STEVENS Bruce A. Stevens	President and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President, Treasurer and Chief Financial Officer (principal financial officer)	June 5, 2001
/s/ DENNIS J. TORTORA Dennis J. Tortora	Vice President Controller (principal accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ ROBERT DOVE Robert Dove	Executive Vice President and General Manager	June 5, 2001
/s/ FRANK MAZURCO Frank Mazurco	Vice President Sales & Marketing	June 5, 2001

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S&B RETAIL, INC.

Signature	Title	Date

/s/ BRUCE A. STEVENS Bruce A. Stevens	President, Chief Executive Officer and Director (principal executive officer and director)	June 5, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and Treasurer (principal financial officer)	June 5, 2001
/s/ DENNIS J. TORTORA Dennis J. Tortora	Vice President Controller (principal accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ FRANK MAZURCO Frank Mazurco	Executive Vice President	June 5, 2001

THE SMI TRUST

Signature	Title	Date

/s/ DANA D. MESSINA Dana D. Messina	Trustee	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Trustee	June 5, 2001

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EMERSON MUSICAL INSTRUMENTS, INC.

Signature	Title	Date

/s/ THOMAS T. BURZYCKI Thomas T. Burzycki	President and Director (principal executive officer and director)	June 5, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Treasurer (principal financial and accounting officer)	June 5, 2001
/s/ KYLE R. KIRKLAND Kyle R. Kirkland	Executive Vice President and Director	June 6, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President	June 5, 2001

UNITED MUSICAL INSTRUMENTS HOLDINGS, INC.

Signature	Title	Date

/s/ ROBERT W. PALMER Robert W. Palmer	President and Director (principal executive officer and director)	June 5, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)	June 5, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and Director	June 5, 2001

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UNITED MUSICAL INSTRUMENTS USA, INC.

Signature	Title	Date

/s/ ROBERT W. PALMER Robert W. Palmer	President and Director (principal executive officer and director)	June 5, 2001
/s/ MICHAEL R. VICKREY Michael R. Vickrey	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)	June 5, 2001
/s/ DANA D. MESSINA Dana D. Messina	Executive Vice President and Director	June 6, 2001
/s/ DENNIS M. HANSON Dennis M. Hanson	Executive Vice President and Director	June 5, 2001
/s/ J. TABOR STAMPER J. Tabor Stamper	Executive Vice President Marketing & Sales	June 5, 2001
/s/ EDWARD H. CHESKO Edward H. Chesko	Executive Vice President Manufacturing	June 5, 2001

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INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Purchase Agreement, dated as of April 11, 2001, among Steinway Musical Instruments, Inc., the subsidiary guarantors named therein and UBS Warburg LLC, as the initial purchaser
2.1
Stock Purchase Agreement dated as of July 20, 2000, by and among Steinway Musical Instruments, Inc. and BIM Holding AG with respect to all the capital stock of United Musical Instruments Holdings, Inc. (Previously filed with the Commission on July 27, 2000 as an exhibit to the Registrant's Current Report on Form 8-K.)
3.1	Restated Certificate of Incorporation of Steinway Musical Instrument, Inc. (Previously filed with the Commission on March 27, 1997 as an exhibit to the Registrant's Annual Report on Form 10-K.)
3.2A	Bylaws of Steinway Musical Instruments, Inc. (Previously filed with the Commission on May 14, 1996 as an exhibit to the Registrant's Registration Statement on Form S-1.)
3.2B	Amendment No. 1 to Bylaws of Steinway Musical Instruments, Inc. (Previously filed with the Commission on May 14, 1996 as an exhibit to the Registrant's Registration Statement on Form S-1.)
3.3A	Certificate of Incorporation of The Selmer Company, Inc. (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
3.3B
Certificate of Amendment to Certificate of Incorporation of The Selmer Company, Inc. (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
3.3C
Certificate of Amendment to Certificate of Incorporation of The Selmer Company, Inc. (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
3.4	Bylaws of The Selmer Company, Inc. (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
3.5	Certificate of Incorporation of The Steinway Piano Company, Inc.
3.6	Bylaws of The Steinway Piano Company, Inc.
3.7	Certificate of Incorporation of Steinway, Inc. (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
3.8	Bylaws of Steinway, Inc. (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
3.9	Restated Certificate of Incorporation of The O.S. Kelly Corporation
3.10	Bylaws of The O.S. Kelly Corporation
3.11A	Certificate of Incorporation of The O.S. Kelly Company
3.11B	Certificate of Amendment to the Articles of The O.S. Kelly Company
3.11C	Certificate of Amendment of Articles of Incorporation of The O.S. Kelly Company
3.12	Code of Regulations of The O.S. Kelly Company
3.13	Articles of Organization of Boston Piano Company, Inc. (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)

3.14	Bylaws of Boston Piano Company, Inc. (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
3.15	Certificate of Incorporation of S&B Retail, Inc.
3.16	Bylaws of S&B Retail, Inc.
3.17	Declaration of Trust of The SMI Trust
3.18A	Certificate of Incorporation of Emerson Musical Instruments, Inc.
3.18B	Certificate of Change of Location of Registered Office and of Registered Agent of Emerson Musical Instruments, Inc.
3.19	Bylaws of Emerson Musical Instruments, Inc.
3.20	Certificate of Incorporation of United Musical Instruments Holdings, Inc.
3.21	Bylaws of United Musical Instruments Holdings, Inc.
3.22A	Certificate of Incorporation of United Musical Instruments USA, Inc.
3.22B	Agreement of Merger of United Musical Instruments USA, Inc.
3.23	Bylaws of United Musical Instruments USA, Inc.
4.1	Indenture, dated as of April 19, 2001, among Steinway Musical Instruments, Inc., the subsidiary guarantors named therein and Firstar Bank, N.A., as trustee
4.2	Registration Rights Agreement, dated as of April 19, 2001, among Steinway Musical Instruments, Inc., the subsidiary guarantors named therein and UBS Warburg LLC, as the initial purchaser.
4.3
Registration Rights Agreement, dated as of August 9, 1993, among Selmer Industries, Inc. and the purchasers of certain equity securities (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP
10.1A
Second Amended and Restated Credit Agreement, dated as of September 14, 2000, among The Selmer Company, Inc., Steinway, Inc., and United Musical Instruments USA, Inc., as borrowers; certain wholly owned subsidiaries of the borrowers (as may be amended from time to time), as guarantors; the several lenders from time to time parties thereto; and GMAC Commercial Credit LLC, as Administrative Agent (Previously filed with the Commission on September 29, 2000 as an exhibit to the Registrant's Current Report on Form 8-K.)
10.1B
First Amendment to Second Amended and Restated Credit Agreement, dated as of March 2, 2001, to the Existing Credit Agreement, by and among The Selmer Company, Inc., Steinway, Inc., United Musical Instruments USA, Inc., as borrowers; certain wholly owned subsidiaries of the borrowers (as may be amended from time to time), as guarantors; the several lenders from time to time parties thereto; and GMAC Commercial Credit LLC, as Administrative Agent (Previously filed with the Commission on April 2, 2001 as an exhibit to the Registrant's Annual Report on Form 10-K.)
10.1C
Second Amendment and Consent to Second Amended and Restated Credit Agreement, dated as of April 19, 2001, to the Existing Credit Agreement, by and among The Selmer Company, Inc., Steinway, Inc., United Musical Instruments USA, Inc., as borrowers; certain wholly owned subsidiaries of the borrowers (as may be amended from time to time), as guarantors; the several lenders from time to time parties thereto; and GMAC Commercial Credit LLC, as Administrative Agent

10.2
Master Note Purchase and Repurchase Agreement, dated August 31, 2000, by and between Textron Financial Corporation and The Selmer Company, Inc. (Previously filed with the Commission on April 2, 2001 as an exhibit to the Registrant's Annual Report on Form 10-K.)
10.3
Master Note Purchase and Repurchase Agreement, dated August 31, 2000, by and between Textron Financial Corporation and Emerson Musical Instruments, Inc. (Previously filed with the Commission on April 2, 2001 as an exhibit to the Registrant's Annual Report on Form 10-K.)
10.4
Employment Agreement, dated as of June 22, 1993, between The Selmer Company, Inc. and Thomas Burzycki (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
10.5
Employment Agreement, dated May 8, 1989, between Steinway Musical Properties, Inc. and Thomas Kurrer (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
10.6
Employment Agreement, dated as of May 1, 1995, between Steinway Musical Properties, Inc. and Bruce Stevens (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
10.7
Employment Agreement Renewal and Amendment dated January 1, 1997 by and between Steinway Musical Instruments, Inc. and Bruce Stevens (Previously filed with the Commission on March 27, 1997 as an exhibit to the Registrant's Annual Report on Form 10-K.)
10.8
Employment Agreement, dated as of May 1, 1995, between Steinway Musical Properties, Inc. and Dennis Hanson (Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.)
10.9
Employment Agreement Renewal and Amendment dated January 1, 1997 by and between Steinway Musical Instruments, Inc. and Dennis Hanson (Previously filed with the Commission on March 27, 1997 as an exhibit to the Registrant's Annual Report on Form 10-K.)
10.10
Employment Agreement, dated as of January 4, 1999, between the Registrant and Dana Messina (Previously filed with the Commission on August 16, 1999 as an exhibit to the Registrant's Quarterly Report on Form 10-Q.)
10.11
Employment Agreement, dated as of January 4, 1999, between the Registrant and Kyle Kirkland (Previously filed with the Commission on August 16, 1999 as an exhibit to the Registrant's Quarterly Report on Form 10-Q.)
10.12
Environmental Indemnification and Non-Competition Agreement, dated as of August 9, 1993, between The Selmer Company, Inc. and Philips Electronics North American Corporation (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
10.13
Distribution Agreement, dated November 1, 1952, by and between H. & A. Selmer, Inc. and Henri Selmer & Cie (Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.)
10.14	1996 Stock Plan of the Registrant (Previously filed with the Commission on May 14, 1996 as an exhibit to the Registrant's Registration Statement on Form S-1.)
10.15
Form of Noncompete Agreement dated July 1996 between Steinway Musical Instruments, Inc. and each of Thomas Burzycki, Bruce Stevens, Dennis Hanson and Michael Vickrey (Previously filed with the Commission on July 25, 1996 as an exhibit to the Registrant's Amendment No. 2 to Registration Statement on Form S-1.)

10.16
The Deferred Compensation Incentive Plan for Steinway Musical Instruments, Inc. effective January 1, 2001 (Previously filed with the Commission on April 2, 2001 as an exhibit to the Registrant's Annual Report on Form 10-K.)
12.1	Computation of ratio of earnings to fixed charges
21.1	Subsidiaries of Steinway Musical Instrument, Inc. (Previously filed with the Commission on April 2, 2001 as an exhibit to the Registrant's Annual Report on Form 10-K.)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page to this registration statement.)
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of Firstar Bank, N.A.
99.1	Form of Letter of Transmittal
99.2	Guidelines for Certification of Taxpayer Identification Number on Substitution Form W-9
99.3	Form of Notice of Guaranteed Delivery

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TABLE OF OTHER REGISTRANTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Company
The Musical Instrument Industry
Competitive Strengths
Business Strategy
The Refinancing
The Exchange Offer
Terms of the Exchange Offer
Terms of the New Notes
Risk Factors
Summary Pro Forma and Historical Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to the Notes
USE OF PROCEEDS
CAPITALIZATION
Unaudited Pro Forma Condensed Consolidated Financial Statements
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS